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                                                                    EXHIBIT 99.2
                                                      TRANSITIONAL FUNDING ORDER

                                 STATE OF ILLINOIS

                            ILLINOIS COMMERCE COMMISSION


COMMONWEALTH EDISON COMPANY                       :
                                                  :
APPLICATION FOR TRANSITIONAL FUNDING ORDER        :
PURSUANT TO SECTION 18-103 OF THE ILLINOIS        :
PUBLIC UTILITIES ACT AND REQUEST FOR APPROVAL     :         98-0319
OF TRANSACTIONS WITH AFFILIATES PURSUANT TO       :
SECTIONS 7-101, 7-102 AND 7-204A AND              :
APPROVAL OF AN INSTRUMENT FUNDING CHARGE          :
TARIFF.                                           :




                                       ORDER

By the Commission:

     On April 22, 1998, Commonwealth Edison Company ("ComEd") filed with the Illinois Commerce Commission ("Commission") a verified Application for Transitional Funding Order and Petition ("Application"). ComEd requested a transitional funding order ("TFO") pursuant to Section 18-103 of the Public Utilities Act (hereinafter all Section citations refer to the Public Utilities Act and will not be restated) in order (i) to establish non-bypassable charges expressed in cents per kWh which would, from and after the effective date of the associated tariff, constitute instrument funding charges ("IFCs") (as defined in Section 18-102) which will be applied and billed to all customers and other persons or entities obligated to pay ComEd (or any successor thereto) any "Applicable Rates" (as defined below), (ii) to grant to ComEd Funding, LLC ("CE Funding") rights to all "intangible transition property" ("ITP") (as defined in
Section 18-102) which relates to such IFCs and (iii) to authorize and approve the assignment by CE Funding of such ITP and the issuance by the assignee of "transitional funding instruments" ("TFIs") (as defined in Section 18-102). The IFCs would be deducted from and stated separately from the Applicable Rates charged on each customer's or other person's or entity's bill. The right to receive the IFCs would constitute a current property right granted to and vested in CE Funding, a limited liability company whose sole member will be ComEd. CE Funding would, in turn, assign the right to receive the IFCs and certain other property to ComEd Transitional Funding Trust, a special-purpose Delaware business trust (the "Note Issuer") established to issue the Notes (as defined below), and the right to receive the IFCs would be vested in the Note Issuer.

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CE Funding will be a "grantee," and the Note Issuer will be an "assignee," as such terms are defined in Section 18-102. ComEd also requested (1) pursuant to Sections 7-101, 7-102 and 7-204A, approval of an administrative agreement among ComEd, CE Funding and the Note Issuer, (2) pursuant to Section 7-101, approval of certain transactions with affiliates, and (3) approval of an IFC tariff.

     During the pendency of these proceedings, appearances or petitions to intervene were filed by the Staff of the Commission ("Staff"); the People of the State of Illinois by the Illinois Attorney General (the "Attorney General"); the People of Cook County by the Cook County State's Attorney ("Cook County"); the City of Chicago (the "City"); a group of electric industrial customers known as Illinois Industrial Energy Consumers ("IIEC");Enron Energy Services, Inc. ("Enron"); and an individual customer, Saul R. Wexler ("Wexler"). All of these petitions were granted by the Hearing Examiners.

     In their petitions to intervene, various parties referred to the effect of the TFO on customers. This Order is intended to ensure, and does ensure, that issuance of the Notes as required by Section 18-103(d)(5), will not cause the rates for tariffed services to increase over the rates then in existence as adjusted for the rate decreases provided in subsection (b) of Section 16-111. Similarly, issuance of the Notes will not adversely affect the total amount of rates paid by, or the terms or conditions of service provided to, customers.

     Pursuant to notice as required by law and the rules and regulations of the Commission, the matter came on for a status hearing before duly authorized Hearing Examiners at the offices of the Commission in Chicago, Illinois, on May 7, 1998. Evidentiary hearings were held on June 4, 5 and 8, 1998. ComEd, Staff and the other parties appeared by counsel. ComEd presented the testimony of Ruth Ann M. Gillis, Vice President and Treasurer of ComEd; Lawrence S. Alongi, Director of Rates of ComEd; Daniel E. Thone, Director of Financial Planning of ComEd; Dr. Willard T. Carleton, Karl Eller Professor of Finance, University of Arizona and Trustee, Teachers Insurance and Annuity Association; William A. Abrams, President of Wm. A. Abrams Company, a financial consulting firm; Donald
L. Ocwieja, Director of the Treasury Department of ComEd; and Ellen Lapson, Senior Director of Fitch IBCA, Inc. Staff presented the testimony of Scott Rungren, Senior Financial Analyst, Finance Department, Financial Analysis Division of the Commission; Garret E. Gorniak, Auditing Section, Accounting Department, Financial Analysis Division; William G. Saxe, Rates Department, Financial Analysis Division; and Dr. Eric P. Schlaf, Policy Program, Energy Division of the Commission. Enron presented the testimony of Harry J. Kingerski, its Director, Rates and Tariffs. At the close of the hearing on June 8, 1998, the record was marked "Heard and Taken."

     Initial briefs were submitted by ComEd, Staff, Enron, City, IIEC and Wexler. Reply briefs were submitted by ComEd, Staff, Enron, and IIEC. The Hearing Examiners' Proposed Order was issued on June 23, 1998. Thereafter, Briefs on Exceptions were


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filed by ComEd, Staff, Enron, City and Wexler.  Further, Reply Briefs on
Exceptions were filed by ComEd, Staff, Enron and Wexler.
I.   COMED'S APPLICATION.

     ComEd has requested a TFO pursuant to the provisions of Article XVIII in order to establish non-bypassable charges expressed in cents per kWh which will, from and after the effective date of the associated tariff, constitute IFCs which will be applied and billed to all customers and other persons or entities obligated to pay ComEd (or any successor thereto) any "Applicable Rates" (as defined in Section IV below). The IFCs will be deducted from and stated separately from the Applicable Rates charged on each customer's or other person's or entity's bill. Therefore, the IFCs will neither increase nor decrease the total amount of the bill. The right to receive the IFCs will constitute a current property right granted to and vested in CE Funding. CE Funding will, in turn, assign the right to receive the IFCs and certain other property to the Note Issuer and, as a result, the right to receive the IFCs will thereafter be vested in the Note Issuer. The Note Issuer will issue notes (the "Notes") to be classified as TFIs under Section 18-102. CE Funding will be a "grantee," and the Note Issuer will be an "assignee," as such terms are defined in Section 18-102. ComEd also seeks other approvals relevant to the subject transaction, including approval of certain affiliated transactions and of its proposed IFC tariff.

II.  BACKGROUND OF THE TRANSACTION AND SECURITIZATION GENERALLY.

     As contemplated by Article XVIII, the Notes will be "asset-backed securities." A key feature of any such securities is that the asset or group of assets underlying the asset-backed securities be "bankruptcy-remote" from the entity originating such asset or group of assets, which in this case is ComEd. More specifically, an asset-backed security must be secured by, and payable solely from, a cash flow stream associated with an identifiable asset, the collections from which are sufficient to pay debt service and related costs, and the ownership of that asset must be vested in a limited-purpose entity, such as a special-purpose corporation, trust or limited liability company, which is insulated from the bankruptcy and credit risks of the originating entity. As a result, the securities issued by such entity and secured by, and payable solely out of, that cash flow stream should have less credit risk than debt securities issued by the originating entity, here, ComEd, and investors therefore should be willing to accept a lower rate of return for the asset-backed security than for such other debt securities, as contemplated by Section 18-103(d).

     In order to satisfy the requirement of bankruptcy remoteness, the proposed transaction must be structured to ensure that, if ComEd were to become the subject of a bankruptcy proceeding, the ITP would not be part of ComEd's bankruptcy estate and therefore would not be subject to the claims of its creditors. This goal is explicitly set forth in Section 18-108, which provides that a sale, assignment or other transfer of ITP in a transaction approved by a TFO "shall be treated as an absolute transfer of all of the


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transferor's right, title and interest in, to and under such intangible transition property...which places such transferred property beyond the reach of the transferor or its creditors". The subject transaction would isolate the property right from ComEd and its creditors by, among other things, causing the ITP to be granted directly to CE Funding (rather than being vested in ComEd and transferred to CE Funding). The ITP then will be assigned by CE Funding to the
Note Issuer so as to vest such property rights in the Note Issuer.

     A second element of the bankruptcy analysis focuses on the separate legal status of ComEd, CE Funding and the Note Issuer. Although ComEd will be the sole member of CE Funding, the transaction will be structured so that, in the event of a bankruptcy of ComEd, CE Funding's separate corporate existence would be respected and the assets and liabilities of CE Funding and the Note Issuer, as CE Funding's assignee, would remain separate from the estate of ComEd. The structural elements supporting such separate existence include, but are not limited to, requirements that CE Funding be adequately capitalized, that ComEd be adequately compensated on an arms'-length basis for the servicing functions it performs in billing, collecting and remitting the IFCs on behalf of the Note Issuer and that each of ComEd and CE Funding take certain steps to ensure that creditors are not misled as to their separate existence. These structural protections are very important because, without such protections, a bankruptcy court might invoke the doctrine of "substantive consolidation" and disregard CE Funding's separate existence. Substantive consolidation is an equitable doctrine in bankruptcy cases which allows courts to disregard the separate existence of two or more affiliated entities to ensure the equitable treatment of all creditors and to maximize creditor recoveries. When entities are "substantively consolidated" in a bankruptcy proceeding, their assets and liabilities are pooled, thereby eliminating intercompany claims, and claims of third-party creditors against any of those entities are generally treated as claims against the common pool of assets created by consolidation.

     Another important component in obtaining the desired credit rating for the Notes is that the revenue stream associated with the IFCs must be secure. The IFCs will be collected from all customers and other persons and entities obligated to pay ComEd (or any successor thereto) any Applicable Rates, and the credit rating for the Notes will depend on the predictability and stability of that revenue stream even under financial stress or changes in circumstances. Consistent with this goal, Article XVIII specifies that the grant of ITP, once approved, is non-rescindable by the State and that the IFCs become non-bypassable so long as a customer or other person or entity is obligated to pay ComEd any base rates, transition charges or other rates for tariffed services from which such IFC has been deducted and stated separately (Section 18-102). For example, customers who choose an alternative retail electric supplier ("ARES") must continue to pay, (and in the event the ARES is providing billing services, the ARES must remit on behalf of such customers) applicable IFCs, and ComEd must continue to impose and collect such IFCs and deduct and state separately such charges from its delivery and transition charges and other Applicable Rates (as defined below).


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Similarly, to ensure that the stream of revenues is derived from a broad group of customers, and therefore more secure, ComEd will not enter into any contract with a customer who is, or who otherwise would be, obligated to pay IFCs unless the customer agrees to pay CE Funding or its assigns, as applicable, an amount equal to the amount that would be paid in IFCs if the customer took tariffed services. ComEd, CE Funding and the Note Issuer also will agree that any revenues received by ComEd from any such contract services shall, to the extent IFCs would be assessed if such services were tariffed, be deemed to be proceeds of, and included in, the ITP. In addition, if customers cease to take delivery services and become obligated to pay to ComEd fixed payments of transition charges under Section 16-108(h) or if ComEd becomes entitled to receive any similar payments, then the portion of such payments allocable to the IFCs must be promptly remitted by ComEd to the Note Trustee.

     Further, Article XVIII expressly recognizes that additional credit enhancement mechanisms, such as periodic true-up and reconciliation adjustments, overcollateralization amounts and reserve funds, may be required. The aim of all of these mechanisms is to give rating agencies and investors comfort, upon which they can rely, that the IFCs and associated collections will be sufficient in almost all circumstances to pay the interest and principal on the Notes on a timely basis, again so as to justify a higher credit rating and lower cost of funds than otherwise would be the case.

     As mentioned above, one important credit enhancement mechanism is the use of true-up and reconciliation adjustments. Section 18-104(d) expressly provides that the Commission shall include in its order a procedure for periodic adjustments, referred to herein as "reconciliation" and "true-up" adjustments, to reconcile from time to time the IFCs received with the amortization schedule for the Notes and to ensure adequate funds for paying interest and related fees and expenses and for funding and maintaining required reserves. Through such adjustments, investors' exposure to losses due to shortfalls in projected sales of electricity, longer than estimated delays in bill collections and higher than estimated bill uncollectibles is significantly mitigated.

     Further, to ensure security of the revenue stream attributable to the ITP, ComEd included in its proposed IFC tariff procedures that would apply whenever a third party, which would include an ARES that is required to collect IFCs on behalf of the Note Issuer, bills or collects IFCs on behalf of the applicable customer. Such procedures include requirements that would (A) require any such third party to remit IFC collections to the Servicer (as defined below) within two business days of receipt, (B) allow the Servicer, within seven days after a default by any such third party in remitting IFC collections, to assume or transfer to another third party that defaulting entity's billing and collection responsibilities, (C) grant the Servicer access to information not otherwise available to the Servicer on kWh usage by the applicable retail customers to the extent reasonably required for the Servicer to calculate and, if applicable, bill the related IFCs owed by such customers, and (D) authorize ComEd to impose such other terms with respect to credit and collection policies as may be reasonably necessary to


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prevent the then current rating of the Notes from being withdrawn or downgraded. Such procedures shall be designed to minimize the risk that defaults by third-party collection agents will trigger the need for higher IFCs through the true-up adjustments. To the extent that ARES act as such third-party collection agents, ComEd will include a reference in any tariffs filed by it under Section 16-118(b) to the provisions contained in the IFC tariff. During the course of the hearings, additional testimony was proffered regarding these issues. A discussion of that testimony and the arguments raised by the parties is contained in Section VII below.

     Another important mechanism of credit enhancement is overcollateralization, which is commonly required in asset-backed securities transactions. Section 18-104(a) expressly provides that the amount of the ITP may be in excess of the principal and interest on the TFIs in order to provide for, among other things, the funding and maintenance of debt service and other reserves as security to the holders of such instruments. In the subject transaction, it is anticipated that CE Funding will be required to transfer capital to the
Note Issuer in an amount at least equal to 0.50% of the initial aggregate principal amount of the Notes. Such funds may be contributed out of the net proceeds from the Notes and will be used to pay debt service and related fees and expenses in the event of a shortfall in IFC collections. In addition, in order to enhance the likelihood that payments on the Notes will be made in accordance with the schedule of expected amortization of principal of such Notes (the "Expected Amortization Schedule"), which will be finalized at pricing, ComEd has requested that the Commission set the IFCs at levels that are expected to produce IFC collections which exceed the amounts required to pay principal and interest on the Notes, and to pay all related fees and expenses. This additional amount (the "Overcollateralization Amount") will be collected approximately ratably over the expected life of the Notes (I.E., over the period from the issue date of the Notes through the latest scheduled maturity date for any of the Notes as set forth in the Expected Amortization Schedule). The Overcollateralization Amount will be held in a designated subaccount for the benefit of the holders of the Notes. The actual Overcollateralization Amount and the timing of the collection thereof will be finalized prior to the issuance of the Notes and will depend on rating agency requirements, investor requirements, tax considerations and other legal and financial concerns at the time of issuance.

     Another important feature of the proposed transaction is that IFCs will be deducted and stated separately from amounts which ComEd otherwise would be entitled to bill. The offsetting nature of the IFCs is an important customer protection because it allows ComEd to receive the many benefits associated with asset-backed securities while protecting customers from paying more for services provided by ComEd than they would pay absent the transaction described in this TFO.

     An additional feature of the transaction is the State pledge. Pursuant to
Section 18-105(b), the State of Illinois has pledged and agreed that it will not limit, alter, impair or reduce the value of the ITP or the IFCs. ComEd, CE Funding and the Note Issuer


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will include this pledge in any contract with holders of the Notes, the Note
Issuer or with any assignees and other appropriate transaction documents. It is contemplated that holders will rely on this commitment in purchasing the Notes and that the rating agencies will rely on this commitment in assigning a credit rating to the transaction.

     A final key component of the transaction is that the Notes be treated for federal income tax purposes as debt of ComEd and not as a sale of assets. The economic benefits of the transaction could be eliminated effectively if the issuance of the Notes resulted in current income to ComEd upon receipt of the proceeds of the Notes, or if ComEd were unable to deduct the interest payments on the Notes from taxable income. Accordingly, ComEd has requested a private letter ruling from the Internal Revenue Service (the "IRS") to the effect that, among other things, the issuance of the Notes and transfer of the proceeds to ComEd will not result in gross income to ComEd, CE Funding or the Note Issuer and that the Notes will constitute obligations of ComEd for federal income tax purposes. Should the IRS not provide such a ruling, or rule adversely, ComEd will reassess the transaction and, if possible, modify the transaction as needed to eliminate the risk of current taxation. If any such modifications would cause the structure to be outside of the bounds described in the Application, or otherwise approved by the Commission, ComEd will take appropriate steps to seek additional Commission approval.

III. DESCRIPTION OF PROPOSED TRANSACTION.

     CE Funding will be created as a Delaware special-purpose limited liability company, the sole member of which will be ComEd. The Note Issuer will be created as a special-purpose Delaware business trust whose purpose and business activities will be limited to such matters as are necessary or reasonably related to the issuance of the Notes. The holders of the Notes will not be entitled to exercise managerial control over the Note Issuer. The declaration of trust establishing the Note Issuer will be further structured, however, so as to preclude ComEd or CE Funding (or any elected officer or director of ComEd or of any other "affiliated interest" within the meaning of Section 7-101) from exercising control over the Note Issuer's operations or policies as long as the Notes remain outstanding.

     CE Funding will assign to the Note Issuer the ITP and all of its rights under any related servicing agreements with ComEd. The Note Issuer will issue and sell the Notes to investors (the "Holders") in an offering to be detailed in an offering document for each issuance and sale of one or more series (each a "Series") of such Notes. Each Series of Notes may be subdivided into one or more classes ("Classes"). The Notes will be secured pursuant to the terms of an indenture (the "Note Indenture") with an independent trustee (the "Note Trustee"). The Notes will constitute "TFIs" under the Act.

     The Notes will have an initial aggregate principal amount of not greater than $3.4 billion, which amount does not exceed 25% of ComEd's total capitalization


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(including both debt and equity) of $13,623,912,000, as of December 31, 1996
("1996 Total Capitalization"), calculated as required by Section 18-103(d)(6)(A). The ratio of ComEd's revenues from Illinois electric utility retail customers in the 1996 calendar year to total electric retail revenues for that year was 100%. ComEd may present subsequent applications for TFOs, provided that the aggregate amount of all authorized grantee instruments or, absent grantee instruments, TFIs (including the Notes), shall not exceed 50% of ComEd's 1996 Total Capitalization, or approximately $6.8 billion, as required by Section 18-103(d)(6)(B) and, as adjusted, pursuant to Section 18-103(d)(6)(A).

     If the Notes have call or prepayment options and interest rates decline, the Note Issuer could seek to refinance the Notes in order to take advantage of lower interest rates. Through the true-up mechanism, any reduction in debt service costs would reduce the level of IFCs thereafter charged. If the proceeds of any such refinancing were used solely to repay outstanding Notes and did not result in any increased debt service, no additional ITP would be created by such a refinancing and the replacement Notes would not be a new issuance to be counted towards the aggregate limits described above. ComEd would be required, however, to notify the Commission of any changes in terms and seek approval for any changes in terms or conditions of the refinancing which do not conform to the requirements of this TFO.

     The Notes, except to the extent specifically requested in a subsequent application and authorized in a subsequent order relating to a Series other than the initial Series, will have an expected maturity date of no later than December 31, 2008. Both the latest expected maturity date of the Notes and the final date on which IFCs are authorized to be imposed will be on or before December 31, 2008. Section 18-104(l), however, provides that IFCs may continue to be imposed beyond such date, if necessary, until the corresponding Notes have been paid in full. ComEd has represented that the debt service schedule and Expected Amortization Schedules for the Notes have been and will be calculated to support full repayment of the Notes by the expected maturity date. In addition to the expected maturity date, the rating agencies may require that the Notes have a "legal final" date later than the expected maturity date which will be the first date on which investors may exercise certain extraordinary remedies. The use of such a "legal final" date in the documents will not extend the date beyond which IFCs may be charged except as already permitted under
Section 18-104(l).

     It is expected that the principal amount of the Notes will be paid in approximately equal payments each year over the life of the Notes. ComEd's projection for the Expected Amortization Schedule is attached hereto as Schedule 1.

     It will be a condition of the offering that, at the time of issuance, the Notes receive ratings from one or more nationally recognized statistical rating agencies which would cause each Class of Notes to be rated in one of the four highest categories assigned to debt instruments by such agency or agencies.


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     The Notes will be non-recourse except as to, and will be secured only by and payable solely out of the proceeds of, the following property:  (A) the ITP,
(B) all rights of the Note Issuer under the servicing agreements with ComEd (or any successor Servicer of the ITP) and all rights and property interests under any other agreements entered into by or for the benefit of the Note Issuer in connection with the transaction, (C) any bank collection accounts, investment accounts or similar reserve accounts established in connection with the issuance of the Notes and all cash or investment property or other amounts on deposit therein from time to time, (D) solely with respect to Notes, if any, which bear a floating rate of interest, any interest rate hedging agreement executed solely to permit the issuance of such Notes, (E) all rights to obtain adjustments to the IFCs in accordance with Section 18-104(d), (F) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and (G) all payments on or under, and all proceeds in respect of, any or all of the foregoing (collectively, the "Note Collateral").

     Notwithstanding the non-recourse nature of the transaction, ComEd (individually, as Servicer or otherwise) will be required under the transaction documents (A) to make certain representations and warranties with respect to, among other things, the validity of CE Funding's and its assignees' title to the ITP and (B) to observe certain covenants for the benefit of CE Funding and its assignees. ComEd also will be required to indemnify CE Funding and its assignees against any breaches of such representations, warranties and covenants and to protect such parties against certain other losses which result from actions or inactions of ComEd. Such indemnification typically is required in securitization transactions and will not in any event cover credit losses due to the failure of customers to pay their bills on a timely basis or losses in IFC collections due to shortfalls in projected electricity usage. Also, as noted earlier, ComEd may be required under the documents to remit to the Note Trustee, for the benefit of the Holders, a portion of payments which it receives on account of lost tariffed revenues from which future IFCs otherwise would have been deducted, which portion it has agreed constitutes proceeds of such IFCs. Section 18-104(a) requires that, except as otherwise described in the TFO, the TFIs will be "non-recourse to the credit or to any assets of the electric utility other than assets comprising intangible transition property or grantee instruments, as applicable." ComEd believes that the limited indemnification and other provisions described above do not conflict with the general requirement that the Notes be non-recourse to the credit or assets of ComEd. Nonetheless, in order to avoid any misunderstanding, ComEd has requested that the Commission acknowledge the foregoing provisions in its Order.

     ComEd currently anticipates that the Notes will be fixed-rate instruments. Depending on market conditions at the time of the offering, however, it may result in lower debt service costs for the Note Issuer to issue floating rate Notes and then to enter into interest rate swaps or other hedging arrangements. Accordingly, each Series of Notes may include one or more Classes of floating rate Notes which accrue interest at a variable rate based on the index described in the applicable offering document. If floating rate Notes are issued, the Note Issuer will be required to enter into interest rate


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swaps or other hedging arrangements to protect the Note Issuer against the risk that interest rate fluctuations would cause such floating rates to exceed the fixed rates used to calculate the IFCs. In such event, ComEd would use the fixed rate hedging cost and not the variable interest rate on the Notes to set the level of IFCs.

     ComEd will act as Servicer (in such capacity, together with any successor-in-interest, the "Servicer") for CE Funding under the transaction documents, pursuant to a servicing agreement (the "Servicing Agreement") authorized under Section 18-104(f). CE Funding's rights under the Servicing Agreement will be assigned to the Note Issuer. The documents will contain provisions allowing the Servicer to be replaced under limited circumstances, as contemplated by Section 18-104(f). The Servicer will be paid a servicing fee in consideration for billing and collecting the IFCs on behalf of the
Note Issuer, calculating the true-up and reconciliation adjustments described herein, and performing related services. It is important for the bankruptcy analysis described above that this servicing fee be set on an arms'-length basis. Although the final determination of such amount will depend on the outcome of the rating agencies' review of the proposed transaction and further analysis by ComEd of its servicing costs, it is expected that the annual servicing fee will not exceed 0.25% of the initial aggregate principal amount of the Notes (I.E., $8.5 million). In the event that IFCs are not billed concurrently with other charges for services, the servicing fee will be higher to reflect additional costs related thereto. It is not expected that the annual servicing fee in such circumstances would in any event exceed 1.25% of the initial aggregate principal amount of the Notes (I.E., $42.5 million).

     Pursuant to the terms of the Note Indenture, a collection account (the "Collection Account") will be established and held by the Note Trustee for the benefit of the Holders. The Collection Account will consist of four subaccounts: a general subaccount, a reserve subaccount, a capital subaccount, and, as discussed above, a subaccount for the Overcollateralization Amount. Because of difficulties inherent in tracking IFC collections on a daily basis, the transaction documents may contain procedures for determining the estimated amounts of aggregate collections which are allocable to the IFCs, which allocations will be subject to periodic reconciliations but otherwise will be deemed conclusive. The collections on the IFCs will be remitted periodically to the general subaccount and used to pay interest due and principal owed on the Notes, trustee fees, servicing fees and certain other operating expenses associated with the transaction and to replenish the capital subaccount to the extent funds are withdrawn therefrom. IFC collections which exceed such required payments will be transferred to the overcollateralization subaccount until the amounts on deposit therein equal the Overcollateralization Amount (which may increase over time). Thereafter, a limited amount of funds up to the current net earnings on the funds in the Collection Account may be released to the Note Issuer or as it directs. Otherwise, however, excess collections will be set aside in the reserve subaccount for distribution to Holders in the event of future IFC collection shortfalls. If, on any scheduled payment date for principal or interest on the Notes or any related fees or expenses owed by the
Note Issuer, the amounts on deposit in the general subaccount of the Collection


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Account are insufficient for the Note Issuer to make such payments, funds on deposit in the other collection subaccounts will, to the extent required under the transaction documents, be withdrawn in order to satisfy such shortfalls. Reconciliation calculations for future periods will reflect any balances in the Collection Account which exceed the required reserve levels and will also reflect any amount by which such balances are less than required reserve levels. Similarly, true-up calculations will reflect amounts by which such balances are less than the required reserve levels.

     Certain details regarding the issuance of the Notes -- such as the average interest rate, expected principal amortization and the level of required reserves and the timing of funding thereof -- will not be able to be determined until the time such Notes are issued. ComEd will file a statement of the final terms of any Series of Notes with the Commission within 90 days of the receipt of proceeds therefrom as required under Section 18-104(h).

IV.  DESCRIPTION OF INTANGIBLE TRANSITION PROPERTY AND INSTRUMENT FUNDING
     CHARGES.

     The ITP to be created pursuant to this order will represent primarily the total IFCs expected to be billed over time. The IFCs, in turn, will be calculated to generate sufficient revenues to pay the principal of the Notes in accordance with the Expected Amortization Schedule, pay interest on the Notes, together with servicing fees and other fees, costs and charges related thereto, and to fund and/or maintain any required reserves in the collection subaccounts described above, after giving effect to delays in bill collections and uncollectibles. The aggregate dollar amount of IFCs scheduled to be received over time will be a function of the average interest rate at closing, the other costs of the transaction (e.g., ongoing fees and expenses), the timing and amounts of overcollateralization or other forms of credit enhancement required by the rating agencies and acceptable to the IRS, and other factors which may not be known definitively until the issuance of the Notes. Moreover, the actual aggregate dollar amount of IFCs will vary based upon, among other things, the actual amount and timing of IFC collections, the actual fees and expenses incurred and the actual earnings on amounts deposited into the Collection Account. It is expected that the rating agencies will require, as a condition of assigning a high credit rating to the Notes, that the authorized amount of the ITP be sufficiently large to support repayment of the Notes notwithstanding any delays in collections resulting from shortfalls in projected sales of electricity, from adverse changes in customer payment patterns, from increases in fees and expenses payable under the transaction, or from other circumstances which may affect payments due on the Notes adversely. Accordingly, ComEd has requested the Commission to authorize the creation and establishment of ITP in an aggregate amount of $6.323 billion as described in the testimony of Ms. Gillis. (ComEd Ex. 1.0). Such amount is less than the $12,735,160,000, rate base established in ComEd's most recent rate case (Docket 94-0065) prior to January 1, 1998, and is therefore within the amount of ITP authorized under
Section 18-104(a).

     The aggregate amount of the IFCs to be imposed at any time and from time-to-time will be a function of, among other things, the principal amount and expected maturity of, and scheduled amortization and interest rates on, the Notes when issued, the levels of reserves maintained and required to be maintained and the levels of fees and expenses related to the transaction, the projections of electricity usage for the periods during which the Notes will be issued and outstanding, the projected average timing of receipt of collections from customers, the projections of uncollectibles, and the actual amount and timing of IFC collections previously received. Based on the foregoing factors, an amount (the "Debt Service Billing Requirement" or "DSBR") will be calculated for each period as the amount of IFCs which must be billed in order to ensure that IFC collections for such period will be sufficient to make all required payments, including funding or replenishing any required reserves. The method for calculating the DSBR was described in ComEd Ex. 1.0.

     As required by Section 18-103(d)(4), the DSBR used to determine the aggregate level of IFCs billed will be allocated among classes of retail customers in accordance with percentage ratios determined by dividing the base rate revenue from each such class by ComEd's total base rate revenue for the 1996 calendar year. The method for making such allocation was described in ComEd Ex. 2.0, was found to be reasonable by Staff (Staff Ex. 3.0), and is reasonable and appropriate. Based on the assumptions as to (A) pricing, amortization, fees and expenses, issuance date, collection history, reserves and the timing of payments with respect to the Notes used to calculate the DSBR, as set forth in ComEd Ex. 1.0, (B) the timing of true-up and reconciliation adjustments set forth in ComEd Ex. 2.0, (C) the allocations among customer classes as described above, and (D) electricity usage set forth in ComEd Ex. 2.0, the initial cents per kWh levels of the IFCs which ComEd believes most likely would need to be collected from each customer class in order to amortize an expected $3.4 billion aggregate principal amount of the Notes in accordance with its current projection of the Expected Amortization Schedule, and to make all other related payments described above, would be as follows:


                                                                                   IFC
                                                                                ----------
               CUSTOMER CLASS                DESCRIPTION                        (CENTS/KWH)
               --------------                -----------                        -----------
               Residential - No Space        residential accounts
               Heat                          without space heating              1.181

               Residential - Space Heat      residential accounts
                                             with space heating                 0.760

               Standby Service               Rate 18 - Standby
                                             Service accounts                   0.467

               Interruptible Service         Rider 26 - Interruptible
                                             Service accounts                   0.371


                                                                     12

               Street Lighting - Fixture     Rate 23 - Municipal Street
               Based Rates                   Lighting accounts and
                                             separately billed Rates
                                             26 - Private Outdoor
                                             Lighting accounts                  1.583

               Street Lighting - Dusk to     accounts billed under
               Dawn and Traffic Signal       Rate 25 - Street,
                                             Highway, and Traffic
                                             Signal Lighting, as well
                                             as contractual
                                             agreements for similar
                                             services                           0.493

               Railroads                     electric railroad
                                             customers using
                                             electricity for
                                             traction power                     0.698

               Water-Supply and Sewage       accounts billed under
               Pumping Service               Rate 24 - Water-
                                             Supply and Sewage
                                             Pumping Service                    0.642

               In Lieu of Demand             non-residential in lieu
                                             of demand accounts                 1.119

               0 to and including 100 kW     non-residential accounts
               Demand                        with highest billing demand
                                             during previous billing
                                             year from 0 to and
                                             including 100kW                    0.879

               Over 100 to and including     non-residential accounts
               1,000 kW Demand               with highest billing
                                             demand during previous
                                             billing year over 100 to
                                             and including 1,000 kW             0.695

               Over 1,000 to and including   non-residential accounts
               10,000 kW Demand              with highest billing
                                             demand during previous
                                             billing year over 1,000 to
                                             and including 10,000 kW            0.644


                                                                     13

               Over 10,000 kW Demand         non-residential accounts
                                             with highest billing demand
                                             during previous billing year
                                             over 10,000 kW                     0.498


     However, in order to account for factors such as the actual interest rate(s) for the Notes, the actual maturity date(s) and terms of the Notes, movement of customers among classes, reduction in the size of classes and usage changes in individual classes, ComEd has requested that the Commission authorize per kWh IFCs for each class as follows:


               CUSTOMER CLASS                          IFC CHARGE (CENTS/KWH)
               --------------                          ----------------------
               Residential - No Space Heat                    1.476

               Residential - Space Heat                       0.950

               Standby Service                                0.701

               Interruptible Service                          0.464

               Street Lighting - Fixture Based
               Rates                                          2.375

               Street Lighting - Dusk to Dawn
               and Traffic Signal                             0.740

               Railroads                                      1.047

               Water Supply and Sewage
               Pumping Service                                0.963

               In Lieu of Demand                              1.399

               0 to and including 100 kW
               Demand                                         1.099

               Over 100 to and including
               1,000 kW Demand                                0.869

               Over 1,000 to and including
               10,000 kW Demand                               0.805

               Over 10,000 kW Demand                          0.623


     The Commission finds ComEd's request to be reasonable.

     In connection with and as a precondition to the issuance of the Notes and the imposition of the IFCs and in accordance with Section 18-104(j), ComEd will file a tariff with the Commission in the form attached to the Application as
Exhibit 4.0 and incorporated herein by reference, except that the filed tariff must reflect actual IFCs for the initial period which shall not exceed the IFCs approved herein, and shall otherwise be modified as set forth in Finding (12) below. The actual IFCs included in the filed tariff will be calculated using the following formula:

                            IFC(c) = DSBR X (BR96(c)/BR96)
                                  ---------------------
                                           Q(c)

               Where:

          IFC(c)    =    Per kWh Instrument Funding Charge for customers in a
                    customer class during the Initial Applicable Period. The amount in cents per kWh, rounded to the nearest 0.001CENTS, to be billed for each kWh sold or delivered to customers in the customer class in any monthly billing period during the Initial Applicable Period.

                         DSBR   =   The total amount of Debt Service Billing
                    Requirement to be billed through the IFCs for energy sales and deliveries to customers during the Initial Applicable Period.

          BR96(c)        =    Total Base Revenue for the customer class in 1996

                              BR96    =   Total Base Revenue for ComEd in 1996

                              Qc   =    Projected kWh sales and deliveries to
                    the customers in the customer class for the Initial Applicable Period.

          The Initial Applicable Period is the period from the expected start date of September 1, 1998 through June 30, 1999.

     The rates and charges from which IFCs will be deducted and stated separately (the "Applicable Rates") will include all tariffed charges including, without limitation, charges for base rates and delivery services and transition charges (including fixed payments of such charges). However, the Applicable Rates shall not include late charges or charges set forth in those tariffs which are filed specifically and primarily to collect amounts related to decommissioning expense, taxes, franchise fees or other franchise cost additions, costs imposed by local governmental units which are allocated and charged to the customers within the boundaries of such governmental units' jurisdiction, renewable energy resources and coal technology development assistance charges, energy assistance charges for the Supplemental Low-Income Energy Assistance Fund, reimbursement for the costs of optional or non-standard facilities and reimbursement for the costs of optional or non-standard meters, or monies that will be paid to third parties (after deduction of allowable administrative, servicing or similar fees); and provided that, to the extent any Applicable Rate reflects compensation owed by ComEd for power or energy generated by a person or entity other than ComEd, the IFC will be deducted and stated separately from such Applicable Rate without giving effect to such compensation. The tariff shall direct that the cents per kWh charges included in the IFC be imposed, collected, deducted and stated separately from the amounts otherwise billed by ComEd for Applicable Rates.

     As required by Section 18-103(d)(5), the issuance of the Notes will not cause the rates for tariffed services to increase over the rates then in existence as adjusted for the rate decreases provided in Section 16-111(b).

     ComEd also has requested the Commission in this TFO to approve, in accordance with and as required by Section 18-104(d), procedures for periodic adjustments to the IFCs to reconcile and true-up the revenues received periodically from such IFCs with the amounts needed to amortize the Notes in accordance with the Expected Amortization Schedule, together with the amount needed to pay interest on the Notes, related fees and expenses, and to fund and maintain the required reserves. Such adjustments, referred to herein as "reconciliation adjustments" and "true-up adjustments," will be based on the methodology described in ComEd Ex. 2.0 and will occur not less frequently than annually. In addition, if on any scheduled date for payment of principal on the Notes, the Servicer determines that the outstanding principal of the Notes exceeds the scheduled principal balance by five percent or such greater amount as the rating agencies may permit consistent with their rating of the Notes, then the Servicer shall, within not more than 30 days, implement true-up adjustments to adjust for such shortfall. All reconciliation and true-up adjustments shall be implemented automatically pursuant to the tariff filed in compliance with this Order. Further, as required by Section 18-104(d), if, as a result of any such adjustment, the amount of any IFC as adjusted will exceed an amount per kWh greater than the amount per kWh of the IFC initially authorized by the Commission in this TFO, then ComEd shall be obligated to file amendatory tariffs under Section 18-104(k).

V.   DESCRIPTION OF USE OF PROCEEDS.

     The Note Issuer will remit the net proceeds from the sale of the Notes to CE Funding, which in turn will remit such proceeds to ComEd in consideration of ComEd's request that CE Funding be granted the ITP. Such proceeds will be net of any commercially reasonable transaction costs to be paid by the Note Issuer and CE Funding and amounts deposited into any subaccounts of the Collection Account.

     ComEd will use at least 80% of the proceeds to refinance debt and/or equity in a manner which is reasonably expected to result in ComEd's cost of capital, taking into account the costs of financing, in accordance with Section 18-103(d)(1)(A), being lower than it would be absent the transaction that is the subject of ComEd's application. ComEd expects that the actual portion of the proceeds used for such purposes will be approximately 96%. The basis for ComEd's expectation that there will be a reduction in ComEd's cost of capital is discussed by Ms. Gillis (ComEd Exs. 1.0 and 4.0), Mr. Thone (ComEd Exs.
3.0 and 6.0), Dr. Carleton (ComEd Ex. 7.0), and Mr. Abrams (ComEd Ex. 8.0). A further discussion of these issues is contained in Section VII below.

     The portion of the proceeds not used for such purposes (I.E., 20% or less of the proceeds) will be used (A) to fund debt service and other reserves, (B) to pay for costs and fees necessary or desirable in connection with the marketing of the Notes, if any; (C) to pay for other costs associated with the issuance and collateralization of the Notes, if any; and (D) to pay for the costs associated with the use of proceeds from the Notes, including the costs incurred since December 16, 1997 (the effective date of the Electric Service Customer Choice and Rate Relief Law of 1997 (the "1997 Act")), or to be incurred, in connection with recapitalization, refinancing and/or retirement of stock and/or debt, any associated taxes, including federal and state tax liabilities, and the costs incurred or to be incurred to obtain, collateralize, issue, service and/or administer the Notes, if any, including interest or yield thereon and other related fees, costs and charges. ComEd expects that the actual portion of the proceeds used for the purposes described in the immediately preceding sentence will be approximately 4%. A more precise description of the use of proceeds, including the conclusion that the fees and costs described in clauses (B), (C) and (D) are within commercially reasonable ranges, was set forth in ComEd Exs. 1.0 and 4.0.

     All proceeds transferred to ComEd's parent company, Unicom Corporation, through a common stock repurchase transaction shall be used by Unicom Corporation to retire and repurchase its publicly traded common stock (including stock repurchased and retired in anticipation of such transaction) and to pay transaction costs associated with such repurchase or retirement in an amount not expected to exceed 0.20% of the repurchase price for such common stock, which amount is commercially reasonable.

     As required by Section 18-103(d)(1), none of the proceeds will be used to repay or retire obligations incurred by an affiliate of ComEd other than as set forth in the prior paragraph.

     As required by Section 18-103(d)(1), ComEd's use of proceeds will not, as of the date of application of the proceeds, result in the common equity component of its capital structure, exclusive of the portion of its capital structure that consists of obligations representing the Notes, being reduced below the lesser of (1) 40% or (2) its common equity percentage as of December 31, 1996 adjusted to reflect any write-off of assets or common equity implemented or required to be implemented as a result of the 1997 Act. As of December 31, 1996, ComEd's common equity as a percentage of total capitalization was 44%. On December 31, 1997, however, ComEd wrote down $1.437 billion in assets due to the implementation of the provisions of the 1997 Act. This results in an adjusted equity percentage of 37.8%. Ms. Gillis demonstrated that, based on the proposed use of proceeds, ComEd's common equity component will remain at or above 37.8% after giving effect to the proposed transaction.

     As required by Section 18-111(4), ComEd will file periodic reports with the Commission setting forth the use of proceeds from each issuance of Notes. Such reports must be filed within 90 days of the receipt of proceeds from each issuance of Notes and at twelve-month intervals thereafter until such proceeds have been fully accounted for. The reports will include the relevant accounting entries.

VI.  TRANSACTIONS WITH AFFILIATES.

     A.   ADMINISTRATION AGREEMENT.

     Because CE Funding and the Note Issuer will be special-purpose, bankruptcy-remote entities with limited business activities, it is anticipated that neither CE Funding nor the Note Issuer will have any employees. Accordingly, both CE Funding and the Note Issuer need to enter into an administrative agreement (the "Administration Agreement") with ComEd pursuant to which ComEd shall perform ministerial services and provide facilities for CE Funding and the Note Issuer to ensure that they are able to perform such day-to-day operations as are necessary to maintain their existence and perform their obligations under the transaction documents. The Administration Agreement incorporates provisions of the Affiliated Interests Agreement, as amended, approved by the Commission's Order in Docket 95-0615 (March 12, 1997) (the "AIA"), to ensure that ComEd will be reimbursed in amounts commensurate with its costs of performing such services and providing such facilities.

     The Administration Agreement provides that ComEd may perform those services and provide those facilities which are (A) allowed under the Commission-approved AIA, and (B) reasonably necessary for CE Funding and/or the Note Issuer to maintain their existence and perform their obligations under the transaction documents.

     Under the Administration Agreement, ComEd will be compensated on the basis provided for in the AIA. Use of the compensation provisions included in the AIA will serve to meet the requirement that ComEd and CE Funding transact business at arms'-length because the AIA has been found by the Commission, in its Order in Docket 95-0615 at 9, to "prevent[ ] cross-subsidization to the maximum extent practicable under Illinois law." Therefore, adoption of the AIA provisions should support a conclusion that transactions between ComEd and CE Funding are arms'-length.

     The public will not be harmed by, and will instead benefit by, ComEd's entry into the Administration Agreement because such an arrangement will allow for the most efficient and economical administration of CE Funding and the Note Issuer.

Accordingly, ComEd's entry into the Administration Agreement will reduce the costs of the transaction. For these reasons, the Administration Agreement is in the public interest and the public will be convenienced thereby.

     B.   OTHER TRANSACTIONS.

     One or more of the entities involved in the transactions described herein and transactions related thereto (E.G., transactions related to the repurchase of common stock) may be an "affiliated interest" of ComEd within the meaning of
Section 7-101 or an affiliate of one of ComEd's affiliated interests. Such entity or entities may act as a participating underwriter, the Note Trustee, or other trustee, provider of any interest rate swaps or other hedging arrangements, transfer agent or registrar, broker, tender agent, financial advisor or a similar party.

     ComEd's affiliated interests that presently perform such functions or, to the best of ComEd's knowledge, have affiliates which perform such functions, and thus might become involved in the transaction described herein or transactions related thereto currently include The First National Bank of Chicago, Morgan Stanley, Dean Witter & Co., Bank of Boston Corporation and William Blair & Company, L.L.C. Each of these entities is related to ComEd solely by virtue of the fact that each has an officer or director who is also an officer or director of ComEd. ComEd represents that no such affiliation will have any effect on its actions relating to the transactions described herein or any transactions related thereto. It will not engage any such affiliated interest or affiliate of an affiliated interest unless such engagement is commercially reasonable and economical, nor will it pay, or agree to pay, such affiliated interest or affiliate of such affiliated interest any fee or other compensation that is not commercially reasonable and consistent with industry practices. ComEd will file any such contract with the Commission within three business days of entry into the contract.

     If ComEd is not able to engage an affiliated interest or affiliate of an affiliated interest to perform the banking, underwriting and investment banking services described above, its ability to obtain such services at the most competitive prices and from able, experienced entities may be limited. On the other hand, if it can engage in such transactions with affiliated interests and their affiliates, ComEd will be better able to ensure that the transaction described herein and transactions related thereto are consummated efficiently and economically with the assistance of experienced persons and entities. Accordingly, the ability to engage in such transactions with affiliated interests or affiliates of affiliated interests is in the public interest.

VII. ISSUES RAISED DURING THE PROCEEDINGS.

     The Act sets forth specific requirements which a utility must satisfy prior to issuance of a TFO. Specifically, the Act sets forth the information that must be included in the application (Section 18-103(c)) and provides that the Commission shall issue the TFO if it finds that the conditions set forth in
Section 18-103(d) are satisfied. The Act provides that the TFO "shall create and establish the proposed intangible transition property in the amount requested by the applicant and approve the proposed sale, pledge, assignment or other transfer of, or the establishment, creation and granting of rights in and to, intangible transition property . . . the proposed issuance of [the Notes] and
 ... collection of the corresponding [IFCs]." Section 18-103(d). Several additional requirements are set forth in various other Sections of Article XVIII. In large part, it was not disputed that ComEd has complied with the requirements for issuance of the TFO and the other approvals requested by ComEd. Staff testimony included lengthy recitations of many of the statutory requirements and the conclusion that those requirements had been met. (SEE, E.G., Staff Ex. 1.0 at 3-7; Tr.197-98; Staff Ex. 3.0 at 3-10). In addition, Staff witness Gorniak testified that ComEd's proposed accounting shown at ComEd Ex. 4.0, Attachment 4.2, is reasonable. (Staff Ex. 2.0 at 6-7; Tr. 147-48).

     During the course of the proceedings, only two issues were raised in any material manner and only one related to a statutory requirement, I.E., whether ComEd has demonstrated reasonably that its proposed use of the proceeds will result in a reduction in its overall cost of capital. That issue is addressed in Section A below and the other issue, which relates to collection of IFCs by third parties, is discussed in Section B. In Section C, we address additional issues raised by various parties in their briefs.

     A.   REASONABLE DEMONSTRATION OF REDUCTION OF OVERALL COST OF CAPITAL.

     ComEd proposes that most of the proceeds from the Notes, approximately 96%, be used to refinance debt and equity as provided for in Section 18-103(d)(1)(A). Ms. Gillis testified that ComEd will use the proceeds to refinance, repurchase and/or retire debt, preference stock, preferred stock and/or common stock that is higher-cost than the Notes and/or to refinance at rates which are lower than the rates otherwise available to ComEd. (E.G., ComEd Ex. 1.0 at 42). The Act permits such uses as long as the utility reasonably demonstrates that such uses will result in an overall reduction in the utility's cost of capital. Section 18-103(d)(1)(A). Here, the record reasonably demonstrates that issuance of the Notes and use of the proceeds as proposed by ComEd will result in an overall reduction of its cost of capital, taking into account the costs of financing.

     In the context of public utility regulation, the cost of capital is the weighted average of the utility's costs of debt, preference stock (and similar securities), and common equity. (Rungren, Tr.230, 247; see also, e.g. CENTRAL ILLINOIS PUBLIC SER. CO. V.

COMMERCE COMM'N, 243 Ill. App. 3d 421, 441 (4th Dist. 1993); UNITED CITIES GAS CO. V. COMMERCE COMM'N, 225 Ill. App. 3d 771, 780 (4th Dist. 1992); Order, Docket 94-0065 at 95 (Jan. 9, 1995)). Accordingly, the Act requires ComEd to reasonably demonstrate that, after application of proceeds from the Notes, its weighted average cost of capital will be reduced. The record supports, and the Staff agrees (Tr. 197-98), that ComEd has reasonably demonstrated that such uses of the proceeds will result in an overall reduction in its cost of capital, taking into account the costs of financing.

     ComEd will use a portion of the proceeds from the Notes to retire long-term debt which is higher-cost than the Notes and may also retire short-term debt if the alternative would be to refinance such debt at a higher cost than the Notes. (E.G., ComEd Ex. 4.0 at 2). The cost of debt and similar securities, such as preference stock, is either known or readily determinable. (E.G., ComEd Ex. 4.0 at 2-3; Rungren, Tr.227, 244). When the actual cost of the Notes is known, ComEd will determine which of its retirable debt issues are higher-cost than the Notes. After the Notes are issued and ComEd receives the proceeds, it will retire such issues until proceeds from the Notes allocated to such purpose have been exhausted. (ComEd Ex. 4.0 at 3). In addition, if, at the time use of the proceeds is being determined, there is debt which otherwise would have to be refinanced at a cost higher than the cost of the Notes, proceeds will be allocated to retiring that debt. (ID. at 4).

     ComEd currently has approximately $5.84 billion of long-term debt with an average embedded cost of 7.62%. (ID.). If, as ComEd contemplates, $1.5 billion of long-term debt is retired and $3.4 billion of Notes are issued at an assumed cost of 6.3%, the average embedded cost of its debt would decrease from 7.62% to 6.83%, or 79 basis points. (ID.). It is, of course, possible that a different balance of Notes could be issued, a different amount of proceeds applied to the retirement and/or refinancing of ComEd debt (within the indicated ranges), or that costs of either the Notes or the debt refinanced and/or retired may differ. Nonetheless, if proceeds from the Notes are used to refinance and/or retire debt, its cost of debt would decrease: ComEd will not issue Notes to refinance and/or retire debt unless it would result in a decrease of capital costs. (ID.). The same analysis and reasoning apply to any use of the proceeds to reduce the cost of preference stock and similar debt securities. Staff agrees that ComEd's proposed use of proceeds will result in a reduction in its cost of debt securities. (Tr.227-28, 244).

     In addition to retiring and refinancing debt-type securities, ComEd may use a portion of the proceeds from the Notes to repurchase some of its common equity. Ms. Gillis testified that, based on conversations with investors, financial analysts, rating agencies and investment bankers, and based on relevant articles and reports, the market regards the proposed transaction as beneficial to ComEd, which indicates that any effect on ComEd's cost of equity due to issuance of the Notes would be favorable, I.E., the issuance would reduce its risk and, therefore, its cost of equity. (ComEd Ex. 1.0 at 42-43). She testified that over a six-month period she spent substantial time discussing issuance of the Notes with members of the investment community, including all four of the major rating agencies, numerous investment banking firms and many investors and in no case did any member of the investment community express a concern that issuance of the Notes would increase ComEd's cost of capital. (E.G., ComEd Ex. 4.0 at 6). She testified that " in each of the numerous cases where an opinion was expressed, the opinion was that the issuance of lower cost Notes and the repurchase, retirement and/or refinancing of higher cost debt and equity would allow ComEd to reduce its costs, reduce its risks and increase its financial flexibility so as to benefit ComEd." (ID.).

     ComEd states that this conclusion is supported by the testimony of Mr. William Abrams who has almost 30 years of experience with Duff & Phelps, one of the four major credit rating agencies. He testified that issuance of the Notes and use of the proceeds as proposed by ComEd would be expected to reduce its cost of capital and that the Notes will be viewed as less of a burden than debt of ComEd. (ComEd Ex. 8.0 at 5). Dr. Willard Carleton provided similar testimony. Dr. Carleton, an expert on cost of capital matters, is on the investment board of the Teachers Insurance and Annuity Association ("TIAA") which has over $30 billion invested in asset-backed securities. (ComEd Ex. 7.0 at 5-6). He examined the proposed structure for the Notes and concluded that issuance of the Notes and use of the proceeds as proposed by ComEd would reduce the riskiness of its equity and reduce its overall cost of capital. (ID. at 7-8). The Company also claimed that failure to obtain approval for issuance of the Notes may well have an adverse effect on its cost of equity. (ComEd Ex. 1.0 at 43).

     Although Staff's testimony preliminarily expressed concern that ComEd's initial testimony had not demonstrated reasonably that the planned use of proceeds would result in an overall reduction in its cost of capital, it also noted that Staff was still in the process of reviewing additional information from ComEd related to this issue. (Staff Ex. 1.0 at 12). After reviewing Mr. Thone's rebuttal testimony (ComEd Ex. 6.0), Staff agreed that ComEd had reasonably demonstrated that application of the proceeds would result in a reduction in its overall cost of capital. (Tr.197-98). Staff agreed with ComEd that the RELATIVE change in its overall cost of capital due to issuance of the Notes and application of the proceeds -- regardless what the precise cost of capital or any specific component thereof is today -- would be downward, I.E., lower, as is required by Section 18-103(d)(1). (Tr. 251). ComEd pointed out that the record contains no evidence to the contrary.

     The record reasonably demonstrates that issuance of the Notes and application of the proceeds as proposed by ComEd will result in a reduction in its overall cost of capital. Accordingly, ComEd's proposed uses of proceeds constitute permissible uses within the meaning of Section 18-103(d).

B.   BILLING AND COLLECTION OF IFCS BY THIRD-PARTIES.

     As set forth in Section II above, ComEd has requested that the Commission approve certain specific provisions governing how third-party collectors (including

ARESs) would bill, collect, and remit IFCs (E.G., ComEd Ex.1.0 at 34-37). These provisions are included in the IFC tariff and would require that: (1) if, for whatever reason, ComEd does not have information on customer's kWh usage, the third party possessing such information must provide the information ComEd needs to comply with the statutory requirement that IFCs be assessed on a per kWh basis; (2) a third-party who has actually collected IFCs, will remit such collections to the Servicer within two business days of receipt; (3) if a third-party collector fails to remit IFCs within seven days thereafter, the third-party collector would lose its rights to bill and collect IFCs. In addition, ComEd requested the flexibility to impose other billing and collection terms necessary to ensure that the credit ratings assigned to the Notes will not be reduced. (E.G., Application at PARA 8). ComEd claimed that these provisions are necessary because credit rating agencies and financial institutions will place great importance on the guidelines governing third-parties' billing, collection and remittance of the IFCs and this could affect the rating and/or cost of the Notes. (E.G., ComEd Ex. 10.0 at 5-7).

     These provisions were the source of considerable dispute among ComEd, Enron and Staff. While no party objected to the application of those provisions to any entity other than ARESs, both Staff and Enron maintained that they should not be applied to ARESs. (Enron Ex. 1.0; Staff Ex. 4.0).

     Article XVIII does not contain any specific provisions requiring the Commission to impose or authorize billing, collection and remittance policies in a TFO. Staff acknowledges, however, that the Commission has the authority to approve such policies in this proceeding. (Staff Brief at 13; Tr.274-75). Staff recommends that the Commission, if it is inclined to do so, evaluate the proposed credit and collection policies under the standards set out in Section 16-118(b), so as to determine whether ComEd has posited "commercially reasonable" terms and whether "other just and reasonable terms and conditions" are appropriate. As a preliminary matter, however, both Staff and Enron argue that these provisions need not be addressed in the instant proceeding, but left to be decided in a Section 16-118(b) tariff proceeding where single-billing procedures are squarely at issue. (Staff Ex. 4.0 at 2-3; Enron Ex. 1.0 at 8) and where, it is expected, more ARES will participate. Outside of this argument, neither party has presented any reason contrary to our consideration of such provision.

     In contrast, ComEd has presented evidence showing that billing, collection and remittance provisions at issue will affect the risk associated with the Notes and the property owned by the Note Issuer. Both Ms. Gillis and Ms. Lapson testified that these provisions are absolutely critical to the way credit rating agencies and other financial institutions view the securities. (ComEd Exs. 4.0 at 8-9 and 10.0 at 5-7). Ms. Lapson-- who is with Fitch IBCA, one of the agencies that is expected to rate the Notes-- concluded that "[i]f the Commission does not address this relevant issue, it would call into question the State's pledge to protect the securitized stream of revenues for the benefit of the Note holders, thereby increasing the risk associated with the Notes." (ID. at 7).

     ComEd also argues that the provisions of Section 16-118(b) speak only to the collection by an ARES of charges for "the delivery services provided by the electric utility." Section 16-118(b). There is no mention in Section 16-118(b) of an ARES collecting IFCs. According to ComEd, this supports its position that the collection of IFCs is not a proper subject for, and therefore should not be deferred to, a future Section 16-118(b) proceeding. The Commission notes that neither Staff nor Enron has addressed or offered any other interpretations of this statutory language in any of their briefs.

     The Commission agrees with ComEd that this proceeding is the most appropriate forum in which to consider its proposed billing, collection, and remittance arrangements with respect to the IFCs. Investors and the financial community surely will look to the terms of this Order in making decisions with respect to the Notes. The proceeding in which Enron and Staff contend these issues should be addressed -- a future proceeding to consider ComEd's Section 16-118(b) tariff -- may be ill-suited for consideration of these issues because the focus there would be in some ways narrower, and in other ways broader, than in the situation at hand. (ComEd Ex. 4.0 at 8-9). That other proceeding will deal ONLY with a tariff that "would allow alternative retail electric suppliers
 . . . to issue single bills to the retail customers" both for services provided by the ARES and for services provided by ComEd, with no special emphasis on the collection of IFCs. Section 16-118(b). We further note that the provisions at issue here concerning collection of IFCs by third parties are intended to "extend to ALL entities which collect charges due to ComEd", and not just to ARES (ComEd Ex. 4.0 at 8 (emphasis added)), although they do take account of the "single-billing" feature. Moreover, we would be remiss to ignore the uncontradicted evidence which shows that the billing, collection, and remittance provisions will affect the risk associated with the Notes and the property owned by the Note Issuer.

     Enron and Staff continue to argue that issues related to the billing and collection of IFCs by third-parties should be addressed in a future docket pursuant to Section 16-118(b). In addition to invoking the plain language of
Section 16-118(b) and the limitations set out therein, ComEd also directs our attention to certain provisions in Article XVIII which refer to the separate collection of IFCs (Section 18-104(j) and the right granted the owner of the ITP to levy its own tariffs to collect IFCs (Section 18-105(a). We agree that terms for the collection and remittance of IFCs by third-party collectors fall under the umbrella of Article XVIII's collection provisions and, for this additional reason, are a proper subject for our consideration in this proceeding.

     Having decided this threshold issue, we now turn to the substance of the terms and policies ComEd would have us approve. The first of these proposals requiring that ARESs provide usage information that the ARES has, but it ComEd does not, is reasonable in our view. It is undisputed that the statute requires IFCs to be assessed on a per kWh basis. Section 18-102. Staff recognized that ComEd must have access to such information (Staff Ex. 4.0 at 11-12), and that ComEd's proposal would not provide it with any information that it should not already possess in its capacity as a delivery services provider. (ID. at 12-13). Since Staff claims that this provision seeks to address a problem that should rarely arise, we see no problem in having such terms already in place to cover those rare instances. Mr. Kingerski testified that such a requirement would be acceptable to Enron if the Order made clear that only total kWh usage information need be provided. (Tr.
376). We agree with Mr. Kingerski's proposal.

     In another provision, ComEd proposes that third-party collectors, including ARESs, be required to remit IFCs to the Servicer within "two business days" of receipt. As Dr. Schlaf recognized, the issue here is how soon should ARESs be required to remit money which they have in their possession but which does not belong to them. (Tr.286). Mr. Kingerski, however, contended that requiring remittances within two business days would be "unreasonable, administratively burdensome, and anti-competitive" (Enron Ex. 1 at 5), and Dr. Schlaf similarly argued that it would be "unduly burdensome" and unnecessary. (Staff Ex. 4.0 at 10-11).

     ComEd pointed out that these assertions are wholly unsupported by any evidence. Neither witness had conducted, or could even cite to, any study or analysis of the costs associated with ComEd's proposal. (Tr. 277; Tr. 377-82). Nor could either produce any evidence that this requirement might discourage Enron or any other potential supplier from seeking certification as an ARES. (Tr. 276 Tr. 276-277 378;). ComEd maintained that Mr. Kingerski did not even attempt to find out about Enron's own policies and practices regarding (a) what requirements Enron and its affiliates placed on others who collect funds for them, or (b) the remittance of funds Enron collects for others. In the absence of such evidence ComEd argues that the Commission cannot find the requirement to be burdensome or anti-competitive.

     ComEd maintains that the record evidence establishes that this provision, or some other similar remittance arrangement, is necessary to lower the risk of the Notes and thereby lower their cost -- which is the whole point of the General Assembly's authorization for the issuance of such financial instruments in the first place. (SEE, E.G., ComEd Ex. 4.0 at 10 (quoting Duff & Phelps report); ComEd Ex. 10.0 at 6). Enron contends that ComEd has failed to provide any justification or proof supporting this assertion. Enron also contends that the Duff & Phelps Credit Rating Co. ("DCR") credit agency report cited in ComEd Ex. 1.0 at 37 conflicts with ComEd's assertion. That is, the DCR does not specify a specific number of days for remittance of IFC collections. (Tr. 44). Mr. Kingerski pointed out that, under certain circumstances, this additional remittance schedule could require an ARES to make daily payments to ComEd for IFC collections. (Enron Ex. 1.0 at 5).

     Enron argues that such a provision no doubt would increase the cost of doing business in Illinois and create competitive barriers to the Illinois electricity market. Enron points out that ComEd witness Ocwieja admitted that the 1997 Act does not require ARESs to remit the collection of IFCs within a set number of days. (Tr. 188-189).

     According to ComEd, such requirements are extremely common in the industry and have not proven burdensome in the least. (SEE, E.G., ComEd Ex. 4.0 at 11-12; ComEd Ex. 9.0 at 3-4). Moreover, as Mr. Ocwieja testified, it is reasonable to presume that any ARES that wishes to engage in "one-stop" billing will need to have in place a computerized billing system that permits it to track separately the IFCs it collects, and that once the system is in place it would require little if any additional ongoing personnel time to remit collected IFCs to ComEd. (ComEd Ex. 9.0 at 9). Indeed, the record shows that Enron itself insists on the much more stringent requirement that payments be not only MADE in two days, but CLEARED in two days when it sells energy options. (ComEd Ex. 4.0 at 11).

     ComEd argues that to whatever extent ARESs are permitted to retain IFCs, they will enjoy the benefits of an interest-free loan. (ComEd Ex. 9.0 at 5; ComEd Ex. 4.0 at 11-12). With respect to the collection of IFCs, ARESs should be mere conduits, just as ComEd, as Servicer, will be. If ARESs are permitted to retain IFCs, they will obtain what amounts to an interest-free loan, giving ARESs an unwarranted financial (and competitive) advantage over ComEd. (ComEd Ex. 4.0 at 12). We note that ComEd's arguments as to the time value of money do have merit.

     Certainly, there must be some terms articulated that designate the time by which third-party collectors must remit IFC payments to ComEd. The only question is what is reasonable, taking into account all of the respective interests and concerns. Both Dr. Schlaf and Mr. Kingerski offered alternative proposals. One option would be to increase the number of days by which remittance of IFC payments must occur from two days to seven days. (Staff Ex. 4.0 at 11). Dr. Schlaf also proposed that the Commission require an ARES to remit all IFC revenues due to ComEd once a month, regardless of whether payments were actually received from the customer. (ID.). Another option is to require the ARES to remit collections on the designated date(s) either once or twice each month, E.G. on the 15th or 30th of every month. (Enron Ex. 1.0 at 6). Mr. Kingerski suggested that paying bills monthly or on a specific day of the month would be commercially reasonable. Alternatively, he proposed the remittance of IFC collections on the date or dates where an ARES is required to remit other payments to ComEd for delivery services or any other types of services ComEd will be providing. (Enron Ex. 1.0 at 6).

     In her rebuttal testimony, Ms. Gillis also offered an alternative proposal whereby a third-party collector would pay IFCs within 15 days from billing provided that, (a) the third-party collector pays all IFCs billed to customers regardless of whether payments actually are received from such customers ; and
(b) third parties who do not have investment-grade credit, I.E., BBB--or better, must post a deposit or comparable security. Under this alternative, the IFC collector need make only two payments to ComEd each month. (ComEd Ex. 4.0 at 15).

     Without coming to a determination as to what is a "commercially reasonable" time for the remittance of charges collected by ARESs pursuant to Section 16-118(b), we believe that the proposals set out can be modified to address both the interest of ARESs in less burdensome practices and the interests of ComEd in obtaining timely remittances without having to provide interest-free loans to competitors. The Commission believes that a seven-day remittance of all collections, as proposed by Staff, would be reasonable and appropriate. We are led to this conclusion because, in theory, under ComEd's original proposal, an ARES could retain the monies collected for eight days and not suffer any adverse consequences. We also believe it would be appropriate to provide third-party collectors that issue bills, which include IFCs, with the alternative proposed by ComEd on rebuttal. (ComEd Ex. 4.0 at 14-15). Thus, third-party collectors may, at their option, choose to pay IFCs within 15 days of the date of ComEd's bill, provided that (1) the third-party collector pays all IFCs for which it bills regardless of whether payments actually are received from customers, and
(2) a third-party collector who does not have investment-grade credit ratings (BBB- or better) must post a deposit or comparable security equal to one month's estimated IFC collections. A 15-day period for payment is reasonable, especially considering that the vast majority of ComEd's non-residential customers must pay within 15 days of ComEd's bill and, prior to May 1, 2002, only non-residential customers will be eligible to take service from an ARES. ID.; Section 16-104(a). Third-party collectors may elect the option best suited to their individual situation, by providing ComEd with written notification of their election and with the understanding that the arrangement may not be changed for a period of one calendar year from the date of election.

     ComEd continues to urge acceptance of its two day remittance proposal given the evidence showing that almost 1,000 entities currently collecting charges due to ComEd remit those funds within two days, or less, of the time they are received. (ComEd Br. Exc. at 2). According to ComEd, two days is appropriate because it lowers the risk on the Notes, it is a common practice in the industry and, with computerized one-stop billing operations, it is easy to remit within this period. Staff filed no Exceptions to the Proposed Order's 7 and 15-day remittance option, but Enron continued to press for remittance to be made only once a month. We have not been provided with any new arguments or compelling reasons to alter the remittance schedule set out above.

     While the Commission believes it is reasonable and appropriate to establish collection and remittance policies for IFCs in this docket, we are mindful that other proceedings are anticipated which may have some bearing on the provisions we here approve. To some degree, both ComEd and Enron recognize this to be the case. (ComEd Ex. 4.0 at 15; Enron Ex. 1.0 at 6). Enron agreed that it would be "commercially reasonable" to remit IFCs on the same basis as other charges are remitted to ComEd. (Enron Br. Exc. at 8) and the testimony of Mr. Kingerski suggests more frequent remittances. (Enron Ex. 1.0 at 5). Similarly, the Commission recognizes that the billing and collection requirements will apply to the almost thousand entities which collect charges due to ComEd and generally remit those charges within two business days or less. Therefore, together with the remittance schedule set out above, the Commission approves the addition of the following condition:

          Notwithstanding the above, if the third party collector otherwise is required to remit payments to ComEd on a more frequent basis, IFCs shall be remitted at the same time as such other payments. (ComEd Ex.
     4.0 at 15).

This means that while the time for remitting IFC collections to ComEd will NOT be extended, it may, depending on the outcome of a future proceeding or other mutual arrangement, be more restricted.

     While Staff contended that it is unfair to ARES to set policies in this proceeding which may be subject to change in a later proceeding, we disagree. This Proposed Order sets out our reasoning for a change in policy. Notably, Enron has not formally excepted to this provision.

     The Commission further considers the reasonableness of ComEd's proposal that, within "seven days" of a default in remitting IFCs, there would be a reversion to dual-billing only with respect to IFCs. As Staff recognized (Staff Ex. 4.0 at 14), ComEd included this provision to ensure that third parties who elect to offer their customers "one-stop" billing do not withhold IFC collections from the Servicer of the Notes (ComEd Ex. 4.0 at 13). The record demonstrates that such provisions are quite common in the business world and benefit the vast majority of customers who pay their bills on a timely basis (by decreasing uncollectible revenue expenses). (ID.).

     Staff agrees that there should be some time limit after which an ARES should be considered to be in default. (Staff Ex. 4.0 at 14). We note Dr. Schlaf's observation that determining a reasonable amount of days depends to some extent on when the ARES must remit its IFC collections. (ID.). The seven days proposed by ComEd, however, appeared unreasonable to Dr. Schlaf, who recommended allowing a period of 15 to 30 days to elapse before the ARES should be considered in default. Even if such a time limit were established, Staff argues that it still would be appropriate to have a procedure in place to allow an ARES to retain or regain its ability to offer single-billing because there may be circumstances where a legitimate dispute arises over the amounts to be remitted. (ID.). Given that ComEd would have a contractual right to assume responsibility for all utility charges without any dispute mechanism or mechanism to determine whether a billing error was made, Mr. Kingerski recommended a Commission complaint procedure be established for determining those disputes. (Enron Ex. 1.0 at 7).

     Staff and Enron further assert that ComEd's concerns regarding an ARES's financial resources and creditworthiness may be unsubstantiated because all ARES will have to meet minimum financial requirements before they can be certified in Illinois. (Enron Ex. 1.0 at 7; Staff Ex. 4.0 at 14). Enron notes Dr. Schlaf's observation that under the 1997 Act, the Commission has the authority to penalize an ARES or even revoke its service certificate. (Staff Ex. 4.0 at 8).

     ComEd argues that simply because an ARES has met minimum financial requirements BEFORE being certificated offers Note Holders and credit agencies no comfort in the event that the ARES LATER experiences financial difficulty or simply refuses to remit IFCs to the Servicer. As Ms. Gillis testified, ComEd must have some means of enforcing a third-party collector's obligation to remit IFCs, and, because termination of service altogether would be inappropriate under these circumstances, it is a reasonable alternative for ComEd to be allowed to revert to billing for IFCs in the event of a default. (ComEd Ex. 4.0 at 14). According to ComEd, imposition of this condition in no way affects an ARES's ability to collect any charges other than IFCs.

     The Commission agrees with Staff and ComEd to the extent that there must be a time limit in place after which an ARES should be considered to be in default. It is for the benefit of all involved that times be set and clearly articulated, so as to give fair notice of expected conduct and expected consequences. We further recognize that it is important to distinguish between those instances where there is a financial problem or unwarranted refusal to remit, and where there is a legitimate dispute as to the amount collected.

     Whether and to what extent IFC collection disputes will arise is, at this point, a matter of speculation. If and when a dispute materializes, however, it is only appropriate for the third-party collector to timely remit the UNDISPUTED portions of its collections. We also see no reason why the third-party collector cannot remit payment of the disputed amount UNDER PROTEST (or make some other suitable and agreeable financial arrangements) pending a hearing on the matter. ComEd contends that a procedure similar to that contained in Sections 280.160(a) and (b) of the Commission's Rules (which address disputes regarding customer bills) is appropriate. ComEd sets out the particulars of this informal process which, if unsuccessful, culminates in the third-party collector submitting a complaint to the Commission pursuant to the procedures outlined in Section
280.170. (ComEd Br. Exc. at 6-7).

     While the Commission favors informal resolutions, we withhold expressing any view on the proposed dispute resolution mechanism or adopting same in this Order for the reason that the Commission has no desire to micro-manage ComEd. We believe it appropriate however, to provide more detail and balance on the formal remittance dispute process as suggested by both ComEd and Enron. We agree with Enron that, if the ARES is successful during the dispute process (informal or formal), it should be allowed to receive interest on the disputed amount paid to ComEd. We further are of the opinion that when a remittance dispute cannot be resolved informally, ComEd and the third-party collector shall jointly file a complaint with the Commission and thus, no party will be singled out to bear the burden of proof. Through these measures, the ARES can retain the single-billing authority which it values and still pursue its remedies effectively. At the same time, ComEd is protected.

     If, however, a third-party collector simply refuses to pay or suffers a financial setback affecting its ability or willingness to pay, a different mechanism is needed. In such circumstances, a reversion to dual-billing is plainly warranted. We agree with ComEd that default occurs on the date that remittance is due under either of the options made available. Thus, where 10 days have elapsed from the time remittance is due, ComEd may provide written notice to the third-party collector of its intent to begin to bill customers previously billed by the third-party collector for IFCs because of the third-party collector's default in remitting IFCs when due (with a copy to the Commission). If ComEd receives no response initiating dispute resolution or no payment by the 5th day thereafter, a reversion to dual-billing for the IFCs is appropriate. If ComEd receives a response unrelated to a dispute and/or payment within this time, the third-party collector will be presumed liable for the Commission-authorized rate of interest during the interval between the elected due date for payment and the date of actual payment to ComEd. Reversion to dual-billing for IFCs does not limit the rights of ComEd, any successor Servicer, CE Funding, the Note Trustee or the Note Holders to recover, with interest, IFCs collected but not remitted by the third-party collector.

     As to the last of the provisions, the Commission agrees with Staff that ComEd should not be permitted to impose unilaterally other billing and collection terms it deems necessary to prevent the ratings on the Notes from being withdrawn or downgraded. We cannot ignore Staff's concern that this would constitute a potentially limitless tool with which ComEd could harm competitors. (Staff Ex. 4.0 at 15). While we recognize that ComEd, as Servicer of the Notes, may need to put in place policies and procedures which cannot be anticipated, in advance of their need, to ensure that IFCs are paid such that the creditworthiness of the Notes is maintained, and that such action may in some circumstances, need to be taken quickly (SEE ComEd Ex. 4.0 at 13-14; ComEd Ex.
10.0 at 5-6), we still believe that Commission oversight under Article IX is needed.

     Thus, the language purporting to authorize the unilateral imposition of billing and collection terms should be deleted from ComEd's Rider IFC. In the event that ComEd wants either to change or to add other provisions to its billing and collection terms, it should be required to file a new or supplemental tariff.

     Finally, with respect to all of the issues related to billing and collection of IFCs by third-parties, the Commission recognizes that no entity will be REQUIRED to bill or collect IFCs. Instead, these issues will arise, and an entity will be required to comply with the procedures set forth above, only when the entity CHOOSES to issue single bills which include IFCs or CHOOSES to collect charges which include IFCs.

     C.   ISSUES RAISED ON BRIEFS.

     The City contends that Article XVIII restricts the Commission's authority in this proceeding. The City recommends that the Commission resist ComEd's efforts "to conscript the Commission into its marketing team;" for thus, the Commission's regulatory role would be threatened. Specifically, the City objects to ComEd's Proposed TFO, Finding (19), which merely recites the statutory requirements regarding the pledge of the State of Illinois, as stated in Section 18-105(b). Also, the City objects to Finding (21) of the TFO dealing with a fact finding regarding bankruptcy law, which the City claims is outside the expertise of the Commission.

     The Commission rejects the City's arguments. In no case does the City suggest that any of the proposed findings are incorrect or contrary to the law. If anything, the City fully agrees that the relevant findings mirror the relevant portions of Article XVIII and that those provisions are applicable regardless of whether or not they are included in the TFO. (e.g. City Br. at 2-3). Nor does the City dispute the unrebutted evidence that the market will regard with suspicion a TFO which does not include a recitation of the statutory safeguards or that such a TFO may result in a credit rating that is lower and/or costs that are higher than would otherwise be the case. (See
City Br. at 3; Ellis, ComEd Ex. 1.0 at 13-14). Moreover, we agree with ComEd that the Commission is charged with jurisdiction over the Act including
Article XVIII, and the findings and ordering paragraphs of this Order do nothing more or less than apply Article XVIII provisions to the proposed transactions.

     Mr. Wexler's brief sets out a number of concerns and suggestions for the Commission most of which, ComEd argues, are either in disregard of the record or in disregard of the law. At the outset, Wexler claims that ComEd uses a cost of equity of almost 13% while no evidence shows that such a rate actually reflects ComEd's cost of equity today. The Commission agrees with ComEd that nothing in the Act requires that ComEd's current cost of equity be determined in this proceeding; only that ComEd reasonably demonstrate that there will be a reduction in its overall cost of capital. (Section 18-103(d)(1)(A)). Moreover, in the analyses which Mr. Thone performed and Mr. Rungren examined, a cost of equity of 12.28% was used which was the cost of equity established by the Commission in ComEd's most recent rate case. In any event, Mr. Thone performed analyses to determine whether the Miller model was sensitive to changes in the leveraged cost of equity, I.E., whether the results would change if the starting cost of equity were higher or lower than 12.28%. (Thone, ComEd Ex. 3.0 at 8). Those analyses demonstrated that the model was not sensitive to such changes. (ID. at 9). These analyses should satisfy Mr. Wexler's concerns.

     According to Wexler, the Commission should require ComEd to demonstrate that it is not replacing lower-cost capital with higher-cost capital and should prohibit such actions. However, he indicates that if ComEd shows such replacement is justified, then it should be allowed. ComEd questions whether Mr. Wexler understands the term "cost of capital" to be, as the Commission has found, "the sum of the cost of the components of the capital structure, i.e., debt, preferred and preference stock, and common equity, weighted by their relative proportions in the capital structure." Order on Remand, Dockets 87-0427 ET AL. at 377 (Mar. 8, 1991) REV'S IN PART ON OTHER GROUNDS; BUSINESS AND PROFESSIONAL PEOPLE FOR THE PUBLIC INTEREST V. COMMERCE COMM'N, 146 Ill. 2d 175
(1991); SEE ALSO Rungren, Tr.230. According to ComEd, Mr. Wexler seems to equate the cost of equity with dividends paid. (Wexler Br. 3). Although dividends are an important component in some of the methodologies used to quantify the cost of equity, many more factors are relevant to the determination of the cost of equity, including stock price, investor expectations on growth, business and financial risks facing the firm and movement of the security VIS-A-VIS the market. (E.G., Rungren, Tr.231-32, 234). In the end, we reject Mr. Wexler's claim that ComEd's "attempt to show a net reduction in the cost of capital is questionable" because the record shows that ComEd has made the required demonstration.

     Wexler also proposes that, in conjunction with this Order, the Commission should (a) require that the savings ComEd expects (in the neighborhood of $200 million annually) be reflected in a reduction to rates; and (b) a docket be opened to determine the amount of savings and the commensurate rate reduction. This proposal stems from his assertion that no "public purpose" is served in having ratepayers pay for retiring equity without any reduction in rates. ComEd points out that this proceeding has been brought pursuant to
Article XVIII and specific provisions of Article VII, none of which relate to the establishment of rates or require any demonstration regarding rate levels. Instead, the Act specifically provides other mechanisms and procedures which relate to the level of rates which a utility may charge its customers. SEE, E.G., Sections 9-202, 9-250, 16-111(a), (b), (e). If Mr.
Wexler is dissatisfied with the rates charged by ComEd, he can file a complaint or seek whatever other relief is allowed under a relevant section of the Act.

     ComEd further argues that, even if a rate decrease were authorized to reflect the savings for discrete expenses, which it is not, there is no evidentiary support for the magnitude of savings suggested by Mr. Wexler, I.E., "in the neighborhood of $200 million." (Wexler Br. 4). The record clearly demonstrates that this number does not include taxes and other costs related to the Notes. (Gillis, Tr. 171-173). More importantly, Mr. Wexler's suggestion that there will be $200 million in savings ignores the fact that ComEd will no longer have the portion of its revenues which will constitute IFCs because the right to those revenues will be owned by the Note Issuer for the benefit of the Note Holders. As the Commission has recently found, a transaction which has both costs and benefits must be considered in its totality. ORDER, Dockets 96-0245/96-0248 at 7 (March 31, 1997). Finally, to the extent that Mr. Wexler suggests that the failure to reduce rates in this matter may somehow raise a "concern" of constitutional magnitude, ComEd claims he is wrong. The payment of rates found to be just and reasonable by the Commission, as were ComEd's rates, does not, as a matter of law, constitute harm. SEE E.G., KLLM, INC. V. ALLEN'S CORNER GARAGE AND TOWING SERVICE, INC., 1998 WL 142396, *5 (N.D. Ill. Mar. 24, 1998);

     ComEd refers to well-settled legal principles which prevent us from ordering a rate decrease in the context of this proceeding. The rule against single-issue ratemaking prohibits rate adjustments based on discrete revenue or expense items, such as the savings anticipated to result from application of the proceeds from the Notes, thereby "ignoring the totality of [the utility's] circumstances." E.G., A. FINKL & SONS CO. V. COMMERCE COMM'N, 250 Ill. App.
3d 317, 315 (1st Dist. 1993); Order, COMMONWEALTH EDISON CO., Dockets 96-0245/96-0248 (cons.) at 16 (Mar. 31, 1997). In addition, ComEd argues that its rates have been approved by the Commission, such that they are presumed to be just and reasonable. E.G., CITY OF CHICAGO V. COMMERCE COMM'N, 15 Ill. 2d 11, 16 (1958). Moreover, even if it were otherwise proper for Mr. Wexler to question the level of ComEd's rates in this proceeding, he would have the burden of demonstrating that ComEd's rates were NOT just and reasonable, an evidentiary showing which is not even hinted at on this record. We are persuaded by the correctness of ComEd's position and the legal support it provides. Furthermore, to the extent that Wexler suggests that ratepayers are required to "pay for retiring equity," he misapprehends the nature of the IFCs. It is undisputed that ratepayers will not be "paying" rates or charges that are any greater than they would be absent issuance of the Notes. The Act absolutely prohibits issuance of the Notes from increasing the amounts customers otherwise would owe to ComEd and the Commission believes it has made that clear in this Order.

     In his Reply Brief on Exceptions Mr. Wexler asks the Commission to open a docket, providing for a lowering of the tariff and a repayment of any "overcharges" to ratepayers, if in any prior year more revenues were collected than were needed to amortize the Bonds and pay required reserves. Given the outlines of his proposal, Mr. Wexler apparently and mistakenly still believes that ratepayers are somehow being "charged" to support the Notes. This, however, is not the case.

     Mr. Wexler also contends that it is inappropriate for Unicom to use proceeds from a ComEd common stock repurchase to buy back Unicom common stock unless Unicom's other subsidiaries contribute to the cost of the buy back. Mr. Wexler states that the absence of such a requirement will provide a "benefit" to Unicom's other subsidiaries without any payment on their part for this benefit. Initially, the record does not support that Unicom's other subsidiaries will receive a "benefit" from this use of the proceeds. Further, Section 18-103(d)(1)(A) explicitly provides that any proceeds transferred to Unicom through a ComEd common stock repurchase must be used to repurchase Unicom stock. Accordingly, Mr. Wexler's proposed condition is rejected.

     Mr. Wexler suggests that the Commission require information from ComEd demonstrating the validity and enforceability of the State's pledge not to limit or impair the ITP nor the instrument funding charges. SEE Section 18-105(b). ComEd argues that Mr. Wexler provides no basis for his conclusion that the State "apparently received no consideration for that pledge." (SEE ID. at 4). More importantly, Mr. Wexler provides no explanation (1) of the means by which the Commission would conduct such an investigation; (2) how or why ComEd should be required to demonstrate what the consideration was; or (3) what the Commission could or should do with the results of such an investigation. We agree with ComEd that Mr. Wexler's proposal, in both form and substance, should be rejected.

     Wexler also suggests that, before approving the instant transactions, the Commission should require ComEd to demonstrate that the $1.4 billion in write-offs on December 31, 1997 meets the statutory standard. According to ComEd, Wexler would have the Commission ignore Ms. Gillis' uncontested testimony that the relevant write-offs were proper and were implemented as a result of the 1997 amendments to the Act. (ComEd Ex. 10 at 41). ComEd asserts that if Mr. Wexler, or any other party, disputed the basis for the write-offs, there was ample opportunity, before the record was marked "Heard and Taken," for discovery and the submission of contrary evidence or for cross-examination of Ms. Gillis as to the basis for her testimony. We agree with ComEd that the evidence in question sufficed as a PRIMA FACIE showing and note that this evidence stands uncontradicted, unrebutted and unchallenged on the record.

     Wexler further suggests that the Order set out, as a pre-condition, the receipt of a positive letter ruling from the IRS. ComEd points out that the evidence is uncontested that, even if the IRS were to provide an adverse ruling, it may well be possible to modify the transactions to eliminate the risk of current taxation, thus preserving the benefits of the transactions. (ComEd Ex.
1.0 at 19). The evidence does not, as Mr. Wexler claims, show that an adverse IRS ruling "would" eliminate the benefits of the transaction. (Wexler Br. 5). We believe it settled on the record that if issuance of the Notes and use of proceeds will not result in savings to ComEd, ComEd will not engage in the transaction. (ComEd Ex. 4.0 at 4). Moreover, the record shows that if any of the modifications would cause the transactions to fail outside the bounds approved by the Commission, ComEd agrees to, and is required to, seek Commission approval for the changes. (ComEd Br. at 5; ComEd Ex. 1.0 at 19).

     Wexler also asks the Commission to "inquire further" whether issuance of the "bonds" might result in less revenues available to ComEd to pay its ordinary operating expenses and will put the Company at risk to provide service to its customers. ComEd identifies the phenomenon to which Wexler refers as "cash flow" or "earnings variability" and explains that the effect of this phenomenon on the cost of capital was fully addressed by the Miller and Hamada model analyses performed by Mr. Thone. (Thone, ComEd Ex. 6.0 at 4; Rungren, Staff Ex. 1.0 at
8). There is no contrary evidence to assess. We believe Mr. Wexler had full opportunity to question Mr. Thone as to any aspects of his analyses at the hearing, and therefore the Commission rejects the suggestion to "inquire further" on this issue.

     In his Brief on Exceptions, Mr. Wexler suggests that ComEd may experience only minimal cost savings from the issuance of the Notes, (a suggestion which contradicts his previous assertion of "substantial" cost savings) such that ComEd's ability to pay the expenses associated with providing reliable service to ratepayers may be hampered. On the basis of such speculations, Mr. Wexler asks the Commission to open a new docket to determine ComEd's present and future ability to provide reliable service to ratepayers (Br. Exc. at 9-10). We decline this suggestion because nowhere on the record has it been shown that reliability is at issue in this proceeding. Moreover, the Commission is already addressing reliability in other docketed proceedings.

     Finally, Mr. Wexler sets out a laundry list of findings and ordering paragraphs that he asks the Commission to excise from the Proposed Order. For the most part, he makes a general claim that those findings and orders merely replicate the provisions of the Act. He also would have the Commission delete certain words and phrases in other findings which he believes to raise questions of securities law and related property and contractual rights outside the Commission's expertise. On all these points, Mr. Wexler's arguments are vague in that he fails to set out his objections to any one finding with specificity and clarity. ComEd argues that Mr. Wexler would have us delete findings that the Act requires the Commission to make (e.g. Finding 7); that are appropriate for a TFO to contain (Finding 26); and, that relate to the Commission's authority (Finding
7). For the same reasons that we reject City's arguments, we also reject Mr. Wexler's less detailed claims.

     IIEC seeks reassurance that the IFCs will have no impact on a customer's bill regardless of how the electric services market eventually unfolds. Specifically, IIEC recommends that the Commission Order include an express finding that the IFCs are to be deducted and stated separately from base rates and transition charges, and, where applicable, from other rates for tariffed service. Further, IIEC requests that the Order express a finding which states that "the Commission interprets and understands the subject statutes to prohibit any increase in a customer's bill due to the IFC's" and that "this finding is consistent with ComEd's application." (IIEC Br. at 4). This party also expressed concerns as to the "legal final" date set out in Ms. Gillis' testimony and its meaning with respect to the December 31, 2008 maturity dates for the notes in question. (IIEC Br. at 5-7). Finally, given that ComEd presently is awaiting an IRS ruling and is undecided as to what actions it would take in the event of an adverse ruling, IIEC seeks to emphasize again that, under no circumstance, should the issuance of IFCs increase a customer's bill. According to IIEC, customers should be indifferent to IFCs being imposed and collected.

     The Commission believes that this Order should provide the reassurance that IIEC seeks. Specifically, the imposition of IFCs will not, under either the circumstances outlined by IIEC or any other circumstances, increase the total charges to ComEd's customers over those that the customers would pay absent the imposition of IFCs.

VIII.     COMMISSION FINDINGS AND ORDERING PARAGRAPHS.

     The Commission, having considered the entire record herein and being fully advised in the premises, is of the opinion and finds that:

     (1) ComEd is a corporation engaged in the generation, transmission, distribution and sale of electricity to the public in Illinois, is a public utility within the meaning of Section 3-105 and is an electric utility within the meaning of Articles XVI and XVIII, and is authorized to file, and has filed, in proper form, an Application with the Commission pursuant to Section 18-103 for issuance of a TFO;

     (2) the Commission has jurisdiction over ComEd and of the subject matter of this proceeding;

     (3) the recitals of fact and law and the conclusions reached in the prefatory portion of this Order are supported by the record and are hereby adopted as findings of fact and law;

     (4) the proposed creation, establishment and granting of rights in and to ITP in the amount of $6.323 billion, which does not exceed the allowable amount of ITP in accordance with Section 18-104(a), such ITP will be vested in CE Funding as an original right and not by assignment from ComEd and the proposed assignment of such ITP to the
          Note Issuer, which ITP will include all right, title and interest of CE Funding and the Note Issuer, as its assignee, to impose and receive the non-bypassable authorized IFCs in this Order and all related revenues, collections, claims, payments, money or proceeds thereof, including all right, title and interest of CE Funding and the Note Issuer in, to, under and pursuant to this TFO, should be authorized and approved;

     (5) ComEd, pursuant to Section 18-104(f), is authorized to contract with CE Funding and/or the Note Issuer to bill and collect the applicable IFCs for the benefit and account of CE Funding and/or the Note Issuer and their assigns, pursuant to which contract ComEd or such affiliate (or any successor thereto) will account for and remit the applicable IFCs, without the obligation to remit any investment earnings thereon, to or for the account of CE Funding and/or the Note Issuer, and the obligation of ComEd or such affiliate to bill, collect and remit the applicable IFCs shall continue irrespective of whether ComEd (or any successor thereto) is providing electric power and/or other services to the retail customers and other persons obligated to pay such IFCs;

     (6) the proposed issuance and sale of TFIs in an aggregate principal amount of up to $3.4 billion by the Note Issuer to Holders in the form of the Notes and the proposed pledge and assignment to the Note Trustee, for the benefit of such Holders, of all of the Note Issuer's right, title and interest in and to the ITP and other Note Collateral as security for such Notes, the $3.4 billion amount of which does not exceed the amount permitted under Section 18-103(a), should be authorized and approved;

     (7) the proposed imposition and collection, through December 31, 2008 (as such date may be extended pursuant to Section 18-104(1)), from all retail customers and other persons and entities obligated to pay charges pursuant to Applicable Rates, of IFCs in the amounts requested in
          Section 27 of the Application and as set forth in Section IV hereof which amounts shall be non-bypassable charges expressed in cents per kWh and calculated using the methodology described in ComEd Ex. 2.0 and which IFCs will not be subject to any defense, counterclaim or right of set off arising as a result of failure by ComEd (or any successor) to perform or provide past, present or future services, as set forth in Section 18-104, should be authorized and approved;

     (8) the proposed allocation of such IFCs among ComEd's customer classes according to the methodology described in ComEd Ex. 2.0 and Section IV of this Order is consistent with Section 18-103(d)(4) and should be authorized and approved;

     (9) the proposed true-up and reconciliation adjustment mechanisms described herein should be authorized and approved;

     (10) ComEd's entry into the Administration Agreement would be in the public interest and the public would be convenienced thereby and, therefore, should be authorized and approved;

     (11) ComEd's ability to enter into the transactions with other affiliated interests or affiliates of such affiliated interests as described herein is in the public interest and the public would be convenienced thereby and, therefore, should be authorized and approved; provided that ComEd file a copy of any relevant contract with the Commission within three business days of entry into such contract;

     (12) the IFC tariff proposed by ComEd, subject to adjustment to reflect (A) the actual IFCs pursuant to the formula set forth herein, (B) the actual true-up and reconciliation adjustment processes, (C) that the only kWh usage information a third party need provide to ComEd is total monthly kWh usage information, and (D) that IFCs shall be remitted within seven days of receipt, provided however that, if the third-party collector otherwise is required to remit payments to ComEd or its successor on a more frequent basis, IFCs shall be remitted at the same time as such other payments, and that third-party collectors may, at their option, by providing to ComEd a written notification of their election of the option, which election may not be changed for a period of one calendar year after it is exercised, choose (in lieu of remitting IFC collections within seven days of receipt) to pay IFCs within 15 days of the date of ComEd's bill provided that (1) the third-party collector pays all IFCs for which it bills regardless of whether payments are actually received from customers, and (2) a third-party collector who does not have investment-grade credit ratings (BBB- or better) must post a deposit or comparable security equal to one month's estimated IFC collections, (E) the formal dispute resolution process and associated IFC remittance procedure set forth in Section VII(B) of this Order, and (F) that, if a third-party collector does not remit IFCs when due the third-party collector will be in default and ComEd may, 10 days thereafter, send a notice and take actions related to defaults delineated in Section VII(B) of this Order, should be authorized and approved;

     (13) CE Funding will be a "grantee" and the initial owner of the ITP to be created by this Order; the Note Issuer will be an "issuer" and an "assignee"; the Holders, along with the Note Trustee, will be "holders" and the Notes will be "transitional funding instruments" as all such terms are defined in Section 18-102;

     (14) the uses of proceeds described by ComEd in its application constitute permissible uses of proceeds under Section 18-103(d)(1), the costs associated with the issuance and collateralization of the TFIs as described by ComEd are commercial reasonable, and ComEd's proposal for deducting the proposed IFCs and stating such charges separately from ComEd's or its successors' Applicable Rates is consistent with the provisions of Section 18-103(d)(3) and should be authorized and approved;

     (15) as contemplated by Section 18-103(d)(2), the expected maturity date for the Notes and the final date on which the IFCs are authorized to be collected shall each occur no later than December 31, 2008; provided that, as set forth in Section 18-104(l), if the Notes have not been paid in full at such time, the right of the Note Issuer to impose and collect IFCs (and the obligation of ComEd or its successor to continue to deduct such IFCs from Applicable Rates) shall continue beyond such date until such time as the Notes have been paid in full;

     (16) in accordance with Sections 18-103(d)(5) and 18-111(3), imposition of IFCs based on this Order will not cause the base rates, transition charges or other rates for tariffed services paid by any retail customer of ComEd, class of retail customers of ComEd or other person or group of persons obligated to pay any such rates (A) to exceed the levels then in effect, as adjusted for the rate decreases required by
          Section 16-111(b), or (B) to increase above the levels which ComEd would have been allowed to charge had it not been authorized to impose and collect IFCs and, in addition, as contemplated by Section 18-104(j), the deduction of the IFCs from ComEd's (or its successor's) Applicable Rates for tariffed services shall not be construed as a change in or otherwise require a recalculation of the authorized amounts of such rates and charges under Sections 16-102, 16-107, 16-108 or 16-110, or otherwise;

     (17) attached hereto as Schedule 1 is a reasonable projection of the Expected Amortization Schedule (it being understood that such Schedule will be finalized only when the Notes are priced);

     (18) ComEd or any successor Servicer must allocate any shortfall in payments received from any customer or any other person or entity obligated to pay Applicable Rates first ratably to the Note Issuer and ComEd based on the amount owed for IFCs and the amount of other fees and charges, other than late charges, owed to ComEd or any successor (or to an ARES to the extent the Servicer is providing billing services therefor), and second, all late charges shall be allocated to ComEd or any successor;

     (19) consistent with the pledge and agreements of the State of Illinois provided in Section 18-105(b), notwithstanding any other provision of law, none of this Order, the ITP created and established pursuant hereto nor the IFCs authorized to be imposed and collected hereunder will be subject to reduction, postponement, impairment or termination by any subsequent action of the Commission, all as provided in Section 18-104(c), and the Commission will not revoke, amend or otherwise change the tariffs evidencing the Note Issuer's right to receive IFCs in any manner which would defeat the legitimate expectations of the Holders to receive such IFCs on a timely basis and each of ComEd, CE Funding and the Note Issuer is authorized to include such pledge and agreements in any contract with the Holders, the Note Trustee, or with any assignee;

     (20) consistent with and in furtherance of the provisions and objectives of Sections 18-105(b), 18-107 and 18-108, to the full extent permitted by the Act and by all other applicable law, the ITP created and established by this Order and the right to impose and collect IFCs contemplated hereunder will constitute property rights of CE Funding and its assigns, including the Note Issuer and its assigns (as well as the Note Trustee on behalf of Holders) which property has been placed beyond the reach of ComEd and its creditors, as in a true sale, and which property rights may not be limited, altered, impaired, reduced or otherwise terminated by any subsequent actions of ComEd or any third party and which shall, to the full extent permitted by law, be enforceable as against ComEd, its successors and assigns, and all other third parties (including judicial lien creditors) claiming an interest therein by or through ComEd or its successors and assigns;

     (21) as provided under Section 18-107(c) and consistent with the provisions and objectives of Sections 18-105(b), 18-107 and 18-108, the lien of the Note Trustee on the ITP shall: (A) attach automatically to such ITP from the time of issuance of the Notes; (B) be continuously perfected through a filing with the Chief Clerk of the Commission; (C) be enforceable against

          ComEd, CE Funding, the Note Issuer, and all third parties, including judicial lien creditors; (D) from and after the filing described in clause (B) above, constitute a continuously perfected security interest in and lien on all then existing or subsequent revenues and proceeds arising with respect to the associated ITP, whether or not the electric power and energy included in the calculation of such revenues and proceeds have been provided; (E) rank prior to any other lien, including any judicial lien, which subsequently attaches to the ITP or to any other rights created by this Order or any revenues or proceeds of the foregoing; and (F) not be defeated or adversely affected by changes to this Order or to the IFCs payable by any retail customer, class of retail customers or other person or group of persons obligated to pay such IFCs nor by commingling of revenues arising with respect to ITP with any funds of ComEd, any successor, CE Funding or the Note Issuer;

     (22) in order to ensure that the allocations of IFCs be maintained across the broadest possible range of customers and in accordance with
          Section 18-103(d)(4) and in order to ensure that the IFCs be non-bypassable, (A) neither ComEd nor any successor thereto shall enter into any contracts with any customer obligated (or who would, but for such contract, be obligated) to pay IFCs if, as a result thereof, such customer would not receive tariffed services, unless the contract provides that the customer will pay an amount to CE Funding or its assigns, as applicable, equal to the amount that would be paid in IFCs if the services provided under such contract were tariffed services, and (B) the Commission acknowledges and concurs in the parties' intent that any revenues received by ComEd or any successor thereto from any such contract services shall, to the extent of the authorized amount of the IFCs included therein, be deemed to be proceeds of, and included in, the ITP;

     (23) in the event of default by ComEd or any successor Servicer in payment to or for the benefit of the Note Issuer of the IFCs, the Commission, upon application by (A) the Note Trustee or the Holders as beneficiaries of the lien provided for under Section 18-107(c), (B) the Note Issuer or its assignees, or (C) pledgees or transferees of the ITP, shall, without limiting any other remedies of such persons, order the sequestration and payment to or for the benefit of such persons of revenues arising with respect to the ITP;

     (24) no third party servicer(s) shall be approved or required to replace ComEd in any of its servicing functions in whole or in part unless such approval or requirement will not cause the then current rating of the Notes to be withdrawn or downgraded;

     (25) ComEd or any successor Servicer, in order to perform its functions as Servicer and to provide proper reporting to the Note Issuer and the Note Trustee, is obligated to impose such terms with respect to credit and collection policies applicable to third-party collection agents as may be reasonably necessary to prevent the then current rating of the Notes from being downgraded and will set out any new terms in a supplemental tariff; and may take any action permitted by law, including but not limited to disconnection of electric service, for failure of payment for all or any portion of the IFCs billed to the same extent as ComEd (or any successor thereto) would be able to take such action because of nonpayment of any other charge for tariffed service;

     (26) concurrently with the issuance of each series of Notes by the Note Issuer, ComEd will place into effect a tariff in the form of the IFC tariff attached to the Application as Exhibit 4.0 (as modified in accordance with Finding (12)), in accordance with Sections 18-103(d)(3), 18-104(a) and 18-104(j), directing that the IFCs associated with such series and with all previously-issued and still outstanding series be applied and invoiced to all customers paying Applicable Rates, and that such IFCs be deducted, stated, and collected separately from the amounts otherwise billed by ComEd or its successor for Applicable Rates and that, to allow for review by the Commission and its Staff, such tariffs shall be filed with the Commission no later than three business days prior to the date of issuance of the series of Notes, and shall become effective on the date of issuance of such series of Notes, and that upon the effectiveness of such tariff, all of the ITP related to the subject IFCs shall constitute a current property right and shall thereafter continuously exist as property for all purposes;

     (27) each of the creation and vesting of the ITP in CE Funding (including the right to obtain reconciliation and true-up adjustments to the
          IFCs) and the transfer of the ITP from CE Funding to the Note Issuer shall constitute an "absolute transfer" (within the meaning of Section 18-108) of any right, title and interest ComEd or CE Funding, as applicable, otherwise may have had in the ITP including any right ComEd otherwise may have had to receive that portion of base rates, transition charges and other Applicable Rates which has been deducted and stated separately pursuant to this Order or to receive any proceeds thereof, and such transfer shall be irrevocable and enforceable as against ComEd, CE Funding or their respective successors;

     (28) as contemplated by Section 18-108, the property interest of CE Funding and the Note Issuer in the ITP created by this Order shall not be defeated by the commingling of such property with funds of ComEd (or any successor thereto) or any other funds (including, but not limited to, funds of an ARES) and, accordingly, in the case of any such revenues, collections, claims, payments, money or proceeds which are commingled with such other property, revenues, collections or other payments, the portion allocable to the IFCs may be determined by such reasonable methods of estimation as are set forth in the Servicing Agreement contemplated by this Order;

     (29) the Notes will be non-recourse except as to, and will be secured only by and payable solely out of the proceeds of, the following property:
          (A) the ITP, (B) all rights of the Note Issuer under the servicing agreements with ComEd (or any successor servicer of the ITP) and all rights and property interests under any other agreements entered into by or for the benefit of the Note Issuer in connection with the transaction, (C) any bank collection accounts, investment accounts or similar reserve accounts established in connection with the issuance of the Notes and all cash or investment property or other amounts on deposit therein from time to time, (D) solely with respect to Notes, if any, which bear a floating rate of interest, any interest rate hedging agreement executed solely to permit the issuance of such Notes, (E) all rights to obtain adjustments to the IFCs in accordance with Section 18-104(d), (F) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and (G) all payments on or under and all proceeds in respect of any or all of the foregoing (collectively the "Note Collateral"); provided, however, that notwithstanding the non-recourse nature of the transaction, ComEd (individually, as Servicer, or otherwise) may (A) make representations and warranties with respect to, among other things, the validity of CE Funding's and its assignees' title to the ITP, (B) observe covenants for the benefit of CE Funding and its assignees, (C) indemnify CE Funding and its assignees against any breaches of such representations, warranties and covenants and to protect such parties against other losses which result from actions or inactions of ComEd, and (D) agree to remit to the Note Trustee, for the benefit of the Holders, a portion of payments which it receives on account of lost tariffed revenues from which future IFCs otherwise would have been deducted, which portion it has agreed constitutes proceeds of such IFCs;

     (30) all of the terms and provisions of this Order binding on ComEd shall be binding on ComEd's successors and assigns, including any successor electric utility which takes over the provisions of delivery services or other tariffed services within all or any part of ComEd's service area;

     (31) ComEd shall file periodic reports with the Commission setting forth the use of proceeds from each issuance of Notes and its associated accounting entries, such reports to be filed within 90 days of the receipt of proceeds from each issuance of Notes and at twelve-month intervals thereafter until such proceeds have been fully accounted for, and that such procedures will ensure the proceeds from the Notes are applied in accordance with the Commission's Order as required by Section 18-111(4);

     (32) in accordance with Section 18-104(g), ComEd, CE Funding and the Note Issuer, should be afforded flexibility in establishing the terms and conditions of the Notes, including repayment schedules, collateral, required debt service and other reserves, interest rates and other financing costs and the ability of ComEd, at its option, to effect a series of issuances of Notes;

     (33) whenever a true-up or reconciliation results in an adjustment to IFCs, ComEd shall provide to the Commission Staff, the adjusted IFCs along with supporting documents and calculations at least three business days prior to the date on which the adjusted IFCs will take effect and shall also, in the case of a true-up review, notify the Staff by telephone, with a confirming facsimile the same day directed to the Director of Accounting, the Director of Finance, and the Manager of the Financial Analysis Division, no later than seven business days prior to the day on which any adjusted IFCs would take effect whether the true-up review will result in adjusted IFCs;

     (34) no later than the date on which adjusted IFCs resulting from a true-up or reconciliation will take effect, ComEd shall file with the Chief Clerk of the Commission a listing of the adjusted IFCs for each class, a copy of which will be kept with ComEd's Schedule of Rates in each office in which the Schedule is available for public inspection;

     (35) the allocation of IFCs among ComEd's classes of retail customers is consistent with the requirements of Section 18-103(d)(4);

     (36) the aggregate principal amount of Notes shall not, and the aggregate principal amount of Notes authorized by this Order does not, exceed the amount specified in Section 18-103(d)(6); and

     (37) ComEd's Application should be approved.

     IT IS THEREFORE ORDERED that ComEd's Application is approved.

     IT IS FURTHER ORDERED that rights in and to ITP in the amount of $6.323 billion are hereby created and established, which ITP will be vested in CE Funding as an original right and not by assignment from ComEd, and the proposed assignment of such ITP to the Note Issuer is hereby approved, which ITP will include all right, title and interest of CE Funding and the Note Issuer, as its assignee, as enumerated in Finding (4).

     IT IS FURTHER ORDERED that ComEd, pursuant to Section 18-104(f) shall assume the rights and obligations set forth in Finding (5).

     IT IS FURTHER ORDERED that, consistent with Section 18-104(f), the interest in the ITP may be assigned, sold or otherwise transferred, in whole or in part, and may, in whole or in part, be pledged or assigned as security to or for the benefit of a holder or holders.

     IT IS FURTHER ORDERED that the proposed issuance and sale of TFIs in an aggregate principal amount of up to $3.4 billion, as outlined in Finding (6), are hereby authorized and approved.

     IT IS FURTHER ORDERED that the provisions of Finding (7) are authorized and approved.

     IT IS FURTHER ORDERED that the proposed allocation of such IFCs among ComEd's customer classes according to the methodology described in ComEd Ex. 2.0 is authorized and approved.

     IT IS FURTHER ORDERED that the proposed true-up and reconciliation adjustment mechanisms described herein are authorized and approved.

     IT IS FURTHER ORDERED that ComEd's entry into the Administration Agreement would be in the public interest and the public would be convenienced thereby and, therefore, is authorized and approved.

     IT IS FURTHER ORDERED that ComEd's ability to enter into the transactions with other affiliated interests or affiliates of such affiliated interests as described herein is in the public interest and the public would be convenienced thereby and, therefore, such transactions are authorized and approved and ComEd shall file with the Commission any related contract within three business days of entry into such contract.

     IT IS FURTHER ORDERED that the IFC tariff proposed by ComEd, subject to the conditions set forth in Finding (12), is authorized and approved.

     IT IS FURTHER ORDERED that CE Funding will be a "grantee" and the initial owner of the ITP; the Note Issuer will be an "issuer" and an "assignee"; the Holders, along with the Note Trustee, will be "holders"; and the Notes will be "TFIs," as such terms are defined in Section 18-102.

     IT IS FURTHER ORDERED that the uses of proceeds described by ComEd constitute permissible uses of proceeds under Section 18-103(d)(1) and are authorized and approved and that the costs described therein are commercially reasonable, and its proposal for deducting the proposed IFCs and stating such charges separately from ComEd's or its successors' Applicable Rates is consistent with the provisions of Section 18-103(d)(3) and is authorized and approved.

     IT IS FURTHER ORDERED that the proceeds from the issuance of the Notes shall be used for the purposes set forth in Section 18-103(d)(1).

     IT IS FURTHER ORDERED that, as contemplated by Section 18-103(d)(2), the expected maturity date for the Notes and the final date on which the IFCs are authorized to be collected shall each occur no later than December 31, 2008, subject to the conditions set forth in Finding (15).

     IT IS FURTHER ORDERED that the allocation of IFCs among ComEd's classes of retail customers proposed in the Application is consistent with the requirements of Section 18-103(d)(4) and is authorized and approved.

     IT IS FURTHER ORDERED that the Servicer, on behalf of CE Funding, as a grantee, and on behalf of the Note Issuer, as an assignee under the Act, is authorized and directed to impose and collect IFCs from all customers of ComEd or any other persons or entities who are obligated to pay ComEd any Applicable Rates.

     IT IS FURTHER ORDERED that, in accordance with Sections 18-103(d)(5) and 18-111(3), imposition of IFCs in accordance with this Order satisfies the requirements described in Finding (16).

     IT IS FURTHER ORDERED that Schedule 1 attached hereto is a reasonable projection of the Expected Amortization Schedule and the $6.323 billion of ITP which ComEd has requested does not exceed the amount of ITP which may be created and established in accordance with Section 18-104(a), and the maximum aggregate principal amount of Notes requested to be issued hereunder does not exceed the amount permitted under Section 18-103(d)(6).

     IT IS FURTHER ORDERED that ComEd must allocate any shortfall in payments received from any customer or any other person or entity obligated to pay Applicable Rates as set forth in Finding (18).

     IT IS FURTHER ORDERED that, consistent with the pledge and agreements of the State of Illinois, notwithstanding any other provision of law, none of this Order, the ITP nor the IFCs authorized to be imposed and collected hereunder shall be subject to the actions proscribed in Finding (19).

     IT IS FURTHER ORDERED that, consistent with Sections 18-105(b), 18-107 and 18-108, the ITP and the right to impose and collect IFCs contemplated hereunder will constitute property rights with the attributes as set forth in Finding
(20).

     IT IS FURTHER ORDERED that, as provided under Section 18-107(c), the lien of the Note Trustee on the ITP shall have the attributes described in Finding
(21).

     IT IS FURTHER ORDERED that in order to ensure that the allocations of IFCs be maintained across the broadest possible range of customers and in accordance with Section 18-103(d)(4) and in order to ensure that the IFCs be non-by passable, the provisions set forth in Finding (22) shall be observed.

     IT IS FURTHER ORDERED that, in the event of default by ComEd or any successor Servicer in payment to or for the benefit of the Note Issuer of the IFCs, the Commission, upon the application by (A) the Note Trustee or the Holders as beneficiaries of the lien provided for under Section 18-107(c), (B) the Note Issuer or its assignees, or (C) pledgees or transferees of the ITP, shall, without limiting any other remedies of such persons, order the sequestration and payment to or for the benefit of such persons of revenues arising with respect to the ITP.

     IT IS FURTHER ORDERED that ComEd or any successor, in order to perform its functions as Servicer and to provide proper reporting to the Note Issuer and the Note Trustee, is hereby authorized to impose on third-party collection agents such terms with respect to credit and collection policies as may be reasonably necessary to prevent the then current rating of the Notes from being downgraded with such terms being first set out in a supplemental or amended tariff and may take any action permitted by law, including but not limited to disconnection of electric service, for failure to pay for all or any portion of the IFCs billed to the same extent as ComEd (or any successor thereto) would be able to take such action because of nonpayment of any other charge for tariffed service.

     IT IS FURTHER ORDERED that, concurrently with the issuance of each series of Notes by the Note Issuer, ComEd will place into effect a tariff in the form of the IFC tariff attached to the Application as Exhibit 4.0, (as modified in accordance with Finding (12)) in accordance with Sections 18-103(d)(3), 18-104(a) and 18-104(j), directing that the IFCs associated with such series and with all previously-issued and still outstanding series be applied and invoiced to all customers paying Applicable Rates, and that such IFCs be deducted, stated, and collected separately from the amounts otherwise billed by ComEd or its successor for Applicable Rates and that, to allow for review by the Commission and its Staff, such tariffs shall be filed with the Commission no later than three business days prior to the date of issuance of the series of Notes, and shall become effective on the date of issuance of such series of Notes, and that upon the effectiveness of such tariff, all of the ITP related to the subject IFCs shall constitute a current property right and shall thereafter continuously exist as property for all purposes.

     IT IS FURTHER ORDERED that each of the creation and vesting of the ITP in CE Funding (including the right to obtain reconciliation and true-up adjustments to the

IFCs) and the transfer of the ITP from CE Funding to the Note Issuer shall constitute an "absolute transfer" (within the meaning of Section 18-108), of any right, title and interest ComEd or CE Funding, as applicable, otherwise may have had in the ITP and that such transfer shall have the attributes described in Finding (27).

     IT IS FURTHER ORDERED that the ITP created by this Order, as contemplated in the definition set forth in Section 18-102, includes the IFCs and all related revenues, collections, claims, payments, money or proceeds thereof.

     IT IS FURTHER ORDERED that, as contemplated by Section 18-108, the property interest of CE Funding and the Note Issuer in the ITP shall not be defeated by the commingling of such property with funds of ComEd (or any successor thereto) or any other funds (including, but not limited to, funds of an ARES) and that, accordingly, in the case of any such revenues, collections, claims, payments, money or proceeds which are commingled with such other property, revenues, collections or other payments, the portion allocable to the IFCs may be determined by such reasonable methods of estimation as are set forth in the Servicing Agreement contemplated by this order.

     IT IS FURTHER ORDERED that the Notes will be non-recourse except as to, and will be secured only by and payable solely out of, the proceeds of the property enumerated in Finding (29).

     IT IS FURTHER ORDERED that the Holders and the Note Trustee for the benefit of the Holders shall be entitled to the benefit of the pledges and agreements of the State of Illinois set forth in Section 18-105(b) and that each of ComEd, CE Funding and the Note Issuer is authorized to include such pledges and agreements in any contract with the Holders, the Note Trustee or with any assignees pursuant to Section 18-105(b).

     IT IS FURTHER ORDERED that, in accordance with Section 18-104(g), ComEd, CE Funding and the Note Issuer should be afforded flexibility in establishing the terms and conditions of the Notes, including repayment schedules, collateral, required debt service and other reserves, interest rates and other financing costs and the ability of ComEd, at its option, to effect a series of issuances of Notes.

     IT IS FURTHER ORDERED that all of the terms and provisions of this Order binding upon ComEd (whether individually or as Servicer) shall, to the fullest extent permitted by applicable law, be binding on ComEd's successors and assigns.

     IT IS FURTHER ORDERED that ComEd shall file periodic reports with the Commission setting forth the use of proceeds from each issuance of Notes and ComEd's associated accounting entries, such reports to be filed in accordance with Finding (31).

     IT IS FURTHER ORDERED that whenever a true-up or reconciliation results in an adjustment to IFCs, ComEd shall provide to the Staff the adjusted IFCs along with supporting documents and calculations at least three business days prior to the date on which the adjusted IFCs will take effect and shall also, in the case of a true-up review, notify the Staff by telephone, with a confirming facsimile the same day directed to the Director of Accounting, the Director of Finance, and the Manager of the Financial Analysis Division in accordance with Finding
(33).

     IT IS FURTHER ORDERED that no later than the date on which adjusted IFCs resulting from a true-up or reconciliation will take effect, ComEd shall file with the Chief Clerk of the Commission a listing of the adjusted IFCs for each class, a copy of which will be kept with ComEd's Schedule of Rates in each office in which the Schedule is available for public inspection.

     IT IS FURTHER ORDERED that any objections, petitions and motions which remain undisposed of shall be disposed of consistent with the ultimate conclusions contained in this Order.

     IT IS FURTHER ORDERED that subject to the provisions of Section 10-113 of the Public Utilities Act and 83 Ill. Adm. Code 200.880, this transitional funding order is final; it is not subject to the Administrative Review Law.

     By Order of the Commission this 21st day of July, 1998.


                                             Chairman

                                      SCHEDULE 1
                             PROJECTED REPAYMENT SCHEDULE



          NOTE                  SCHEDULED         NOTE             SCHEDULED
      -----------------------------------------------------------------------
       1 Sep 98           $3,400,000,000       15 Mar 04       $1,564,228,689
      15 Mar 99            3,257,556,373       15 Jun 04        1,485,000,000
      15 Jun 99            3,160,000,000       15 Sep 04        1,404,062,184
      15 Sep 99            3,067,468,989       15 Dec 04        1,320,000,000
      15 Dec 99            2,980,000,000       15 Mar 05        1,234,401,949
      15 Mar 00            2,890,999,904       15 Jun 05        1,155,000,000
      15 Jun 00            2,810,000,000       15 Sep 05        1,073,974,706
      15 Sep 00            2,726,929,990       15 Dec 05          990,000,000
      15 Dec 00            2,640,000,000       15 Mar 06          904,571,433
      15 Mar 01            2,552,744,136       15 Jun 06          825,000,000
      15 Jun 01            2,475,000,000       15 Sep 06          743,886,645
      15 Sep 01            2,394,733,806       15 Dec 06          660,000,000
      15 Dec 01            2,310,000,000       15 Mar 07          574,748,653
      15 Mar 02            2,223,718,845       15 Jun 07          495,000,000
      15 Jun 02            2,145,000,000       15 Sep 07          413,797,783
      15 Sep 02            2,064,306,333       15 Dec 07          330,000,000
      15 Dec 02            1,980,000,000       15 Mar 08          244,918,227
      15 Mar 03            1,894,033,186       15 Jun 08          165,000,000
      15 Jun 03            1,815,000,000       15 Sep 08           83,712,279
      15 Sep 03            1,734,158,942       15 Dec 08                    0
      15 Dec 03            1,650,000,000


                                  STATE OF ILLINOIS

                             ILLINOIS COMMERCE COMMISSION

COMMONWEALTH EDISON COMPANY                       :
                                                  :
APPLICATION FOR TRANSITIONAL FUNDING ORDER        :
PURSUANT TO SECTION 18-103 OF THE ILLINOIS        :
PUBLIC UTILITIES ACT AND REQUEST FOR APPROVAL     :         98-0319
OF TRANSACTIONS WITH AFFILIATES PURSUANT TO       :
SECTIONS 7-101, 7-102 AND 7-204A AND              :
APPROVAL OF AN INSTRUMENT FUNDING CHARGE          :
TARIFF.                                           :


                                       ORDER


July 21, 1998

                                  TABLE OF CONTENTS


I. COMED'S APPLICATION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

II. BACKGROUND OF THE TRANSACTION AND SECURITIZATION GENERALLY.. . . . . . . . . . . . . .      3

III. DESCRIPTION OF PROPOSED TRANSACTION.. . . . . . . . . . . . . . . . . . . . . . . . .      7

IV. DESCRIPTION OF INTANGIBLE TRANSITION PROPERTY AND INSTRUMENT FUNDING CHARGES.. . . . .     11

V. DESCRIPTION OF USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16

VI. TRANSACTIONS WITH AFFILIATES.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18

     A. ADMINISTRATION AGREEMENT.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18

     B. OTHER TRANSACTIONS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19

VII. ISSUES RAISED DURING THE PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . .     20

     A. REASONABLE DEMONSTRATION OF REDUCTION OF OVERALL COST OF CAPITAL.. . . . . . . . .     20

     B. BILLING AND COLLECTION OF IFCS BY THIRD-PARTIES. . . . . . . . . . . . . . . . . .     22

     C. ISSUES RAISED ON BRIEFS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30

VIII. COMMISSION FINDINGS AND ORDERING PARAGRAPHS. . . . . . . . . . . . . . . . . . . . .     35
